UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule
14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Thermo Fisher Scientific Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of
Shareholders and Proxy Statement **2024**

Healthier Cleaner and Safer

Thermo Fisher
SCIENTIFIC

Healthier

We make a positive impact on human health by providing our customers with advanced technologies and expertise to deliver breakthrough medicines and diagnostics that improve lives worldwide. Our customers rely on us to help them achieve the impossible.

Cleaner

We empower our customers with the tools to understand and address climate change, develop greener technologies and to help ensure the quality of air and water that sustains all life. As their partner, we are working with our customers to preserve our planet for future generations.

Safer

From products that detect contamination in food, to instruments that help solve crimes and identify potential threats, we provide the solutions that enable our customers to protect our communities. Together, we are determined to create a safer world.

From our Chairman, President and CEO

Whether we are helping our customers diagnose disease, develop new treatments, protect our planet or keep people safe, we know our work is improving lives globally.”

Dear Shareholder,

Thank you for the confidence you have placed in Thermo Fisher Scientific. With your support, we continue to build a brighter future for our company and for our world.

All of it begins with fulfilling our Mission to enable our customers to make the world healthier, cleaner and safer. Whether we are helping our customers diagnose disease, develop new treatments, protect our planet or keep people safe, we know our work is improving lives globally. This inspires our more than 120,000 colleagues to bring their best each day, and that fuels our success.

Looking back on 2023, we effectively navigated a challenging macroeconomic environment, became an even stronger partner for our customers and made a positive impact on society.

Starting with our financial results, our team’s outstanding execution and focus on our customers enabled us to deliver differentiated performance. This included revenue of $42.86 billion, GAAP diluted earnings per share (EPS) of $15.45 and adjusted EPS* of $21.55, along with free cash flow* of $7.01 billion. In addition, we returned significant capital to our shareholders through $3.5 billion of stock buybacks and dividends.

At the same time, we continued to advance our proven growth strategy, which consists of three pillars:

•  Delivering high-impact innovation

•  Deepening our trusted partner status with our customers

•  Building on our unparalleled commercial engine

In 2023, we invested $1.3 billion in R&D to deliver new technologies across our businesses that are helping our customers address some of the world’s greatest challenges. In addition, we made significant advancements in partnerships and collaborations with our customers, while also enhancing our offering with exciting complementary strategic acquisitions to further strengthen our trusted partner status. During the year we also made additional global investments in our capacity and unparalleled commercial capabilities. All of this is advancing our industry leadership and propelling our continued success.

This success would not be possible without our commitment to living our 4i Values of Integrity, Intensity, Innovation and Involvement. As a Mission-driven company, we understand that our obligation goes beyond enabling our customers’ success and extends to making the world a better place by supporting our communities and being a good steward of our planet. In 2023, we made significant progress on our sustainability initiatives, advanced STEM education and global health equity, and collectively volunteered more than 100,000 hours to make a difference in our communities. We look forward to sharing more details in our annual Corporate Social Responsibility Report, which we’ll publish later this year.

As I reflect on 2023, I am very proud of what we achieved – and all of it was made possible by our incredible colleagues. That’s why we continue to strengthen our vibrant and inclusive culture, and we continue to make the right long-term investments in our people to enable us to attract and retain the best talent in the industry.

On behalf of our global team, thank you again for your support of Thermo Fisher Scientific. We look forward to your attendance at our 2024 Annual Meeting of Shareholders on May 22, 2024, at 9:00 a.m. (ET).

Sincerely,

Marc N. Casper / Chairman, President and Chief Executive Officer / April 9, 2024

* Adjusted EPS and free cash flow are financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

thermofisher.com 2024 Proxy Statement	1

Notice of 2024 annual meeting of shareholders

Meeting information	Ways to vote

Important Notice
Regarding the
Availability of Proxy
Materials for the
Annual Meeting of
Shareholders
to be Held on
May 22, 2024

The Proxy Statement
and 2023 Annual
Report are available at
www.proxyvote.com.

This notice and the accompanying Proxy Statement, 2023 Annual Report, and proxy card or voting instruction form were first made available to shareholders on April 9, 2024. You may vote if you owned shares of our common stock at the close of business on March 25, 2024, the record date for notice of, and voting at, our annual meeting.

Date & time Wednesday, May 22, 2024 9.00 a.m. (ET) Location www.virtualshareholdermeeting.com/ TMO2024 Record date March 25, 2024

Internet

Visit the website listed on your Notice of
Internet Availability, proxy card or voting
instruction form

Telephone

Call the telephone number on your proxy
card or voting instruction form

Mail

Sign, date and return your proxy card or
voting instruction form in the enclosed
envelope

Items of business

Proposal		Recommendation of the Board	For More Information

1	Election of directors	FOR each nominee	Page 8

2	Approval of an advisory vote on executive compensation	FOR	Page 30

3	Ratification of the selection of the independent auditors	FOR	Page 65

4	Shareholder proposal	AGAINST	Page 67

Shareholders will also consider any other business properly brought before the meeting.

By Order of the Board of Directors,

Julia L. Chen / Vice President and Secretary / April 9, 2024

Please refer to the proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

2	thermofisher.com 2024 Proxy Statement

Frequently Requested Information

Annual Compensation Setting Process	48

Board Diversity	16

Board Leadership Structure	19

Board Self-Evaluation	17

Board Skills and Experience	10

CEO Pay Ratio	62

Clawback Policy	51

Committees of the Board	20

Components of Our Compensation Program	35

Named Executive Officers	30

Overboarding Policy	26

Oversight of Cybersecurity and Information Technology	24

Oversight of ESG	24

Oversight of Risk and Strategy	22

Peer Group	49

Policy on Hedging and Pledging	51

Shareholder Engagement Program	7

Stock Ownership Guidelines	50

Summary Compensation Table	52

Thermo Fisher Scientific Inc.

168 Third Avenue, Waltham, MA 02451 USA

thermofisher.com

thermofisher.com 2024 Proxy Statement	3

Company overview

Who we are

Thermo Fisher Scientific Inc. (also referred to in this document as “Thermo Fisher,” “we,” “us,” “our,” and the “Company”) is the world leader in serving science. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, increasing productivity in their laboratories, improving patient health through diagnostics or the development and manufacture of life-changing therapies, we are here to support them. Our global team delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services, Patheon and PPD.

Industry-leading scale

•  Exceptional commercial reach

•  Unique customer access

•  Extensive global footprint

•  Diversified revenue base

•  Very strong recurring revenue mix

Unmatched depth of capabilities

•  Leading innovative technologies

•  Deep applications expertise

•  Premier productivity partner

•  Comprehensive pharma services offering

>$40B revenue	>120,000 colleagues	$1.3B R&D investment

Our Mission is our purpose, to enable our customers to make the world healthier, cleaner, and safer. Our teams around the world strive to achieve this Mission every day, and our actions ultimately create an even brighter future for Thermo Fisher and all our stakeholders. Our formula for success starts with our aspirations for the decade ahead, which were established by management, with oversight by our Board, and articulated in our 2030 Vision. To achieve our vision, the Company sets and executes on a rolling 5-year strategic plan in order to identify key opportunities in the markets we serve and develop a roadmap to capture those opportunities. Focused execution is key to our success. Our annual goal tree represents our priorities for the year ahead, which are translated into the key objectives that we need to accomplish to ensure that our businesses and functions have clear goals that are aligned to our short- and long-term success. Our work is powered by our PPI Business System, a deeply ingrained philosophy of operational excellence, as well as our 4i Values and our environmental, social, and governance (“ESG”) strategy. We continue to build on our Mission-driven culture through the exceptional talent we attract and develop, that brings its best to work each day and focuses on the priorities we have established.

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COMPANY OVERVIEW

Our Mission

At Thermo Fisher, everything we do begins with our Mission – to enable our customers to make the world healthier, cleaner and safer. We have a remarkable team of colleagues around the globe who are passionate about helping our customers address some of the world’s greatest challenges. Whether they are developing new treatments for disease, protecting the environment or ensuring public safety, our customers count on us to help them achieve their goals.

Our Values

Thermo Fisher’s 4i Values of Integrity, Intensity, Innovation and Involvement are the foundation of our culture. They guide our colleagues’ interactions — with our customers, suppliers and partners, with each other and with our communities. We continue to create a bright future for our Company by doing business the right way.

Integrity Honor commitments, communicate openly and demonstrate the highest ethical standards	Intensity Be determined to deliver results with speed, excellence and a passion to succeed
Innovation Create value by transforming knowledge and ideas into differentiated products and services for our customers	Involvement Make connections to work as one global team, embracing unique perspectives and treating others with dignity and respect

Corporate social responsibility

As the world leader in serving science, we bring our Mission to life in the work we do to make a difference for our customers and for society. We are uniquely positioned to contribute to a sustainable future with a global team of more than 120,000 dedicated colleagues that helps our customers discover new therapies and medicines, protect the environment, make sure our food is safe and advance science through thousands of other bold projects that improve millions of lives.

Our approach to Corporate Social Responsibility (“CSR”) is built on a framework of four key pillars – Operations, Colleagues, Communities and Environment – that reinforce our Mission, are foundational to our business strategy and reflect our commitment to all stakeholders. By taking deliberate actions today that address ESG risks, impacts and opportunities, we are strengthening our business for tomorrow’s customers, colleagues and communities.

Operations

The products, technologies and services we provide to our customers help them tackle some of the world’s greatest societal and environmental challenges. Our unwavering commitment to the highest ethical, quality, safety and sourcing standards drives the operational integrity to support their success and deliver greater value.

Colleagues

Our colleagues bring outstanding talent and passion every day. To reach our full potential as one global team, we are continuing to build a workforce that reflects the rich diversity of the world around us, fostering a vibrant and inclusive culture and creating the growth opportunities and pathways that allow colleagues to build meaningful careers at Thermo Fisher.

Communities

We are deeply committed to delivering local impact on a global scale in support of the communities where we live and work. Enabled by our Foundation for Science, we leverage the aspects of our business that uniquely position us to advance STEM education and health equity as drivers of economic and social opportunity that are key to building a better world.

Environment

As we innovate to serve our customers, we actively work to minimize environmental impacts across our operations and value chain. Our approach to climate, nature and sustainable product design is rooted in our Mission, reflects global frameworks and standards, and engages customers and suppliers to amplify collective progress, which helps them reach their own environmental and sustainability goals.

For more information regarding the Board’s oversight of corporate social responsibility matters, see “Oversight of ESG” on page 24.

thermofisher.com 2024 Proxy Statement	5

COMPANY OVERVIEW

2023 performance

Proven growth strategy

HIGH IMPACT INNOVATION

•	Our proven innovation approach enables our customers in the research, development, and scaling of major scientific advancements

•	We have an extensive track record of outstanding product launches across our businesses that strengthen our industry leadership and drive high returns on innovation investments

THE TRUSTED PARTNER WITH INDUSTRY-LEADING PRODUCTS, SERVICES AND EXPERTISE

•	Unique scale and depth of capabilities make us very relevant to customers

•	Accumulated experience and deep applications expertise, with a track record of enabling customer success

•	Unparalleled customer access

•	Continuously enhancing our capabilities through organic investments and acquisitions

•	We help our customers accelerate innovation and enhance productivity

UNPARALLELED COMMERCIAL ENGINE

•	We drive commercial advantage through deep engagement with customers and unmatched commercial reach

•	Industry-leading websites, e-commerce, and digital capabilities allow us to support customers with highly flexible solutions, anywhere in the world

•	Leading on-site lab service capabilities and instrument support ensure a best-in-class customer experience

Total return to shareholders

h17% Quarterly Dividends Compared to 2022	140% Five-Year TSR	$3.0B 2023 Share Repurchases

*

Adjusted EPS and free cash flow are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

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COMPANY OVERVIEW

Shareholder engagement

2023 shareholder responsiveness

We are committed to a robust shareholder engagement program that includes proactive outreach and engagement with our shareholders on a regular basis throughout the year. During 2023, we continued to enhance our shareholder engagement efforts to include a greater number of discussions regarding a number of topics, including corporate governance practices, executive compensation and environmental and social issues. We enhanced our proactive outreach efforts by soliciting feedback from shareholders representing approximately 50% of our shares outstanding as of December 31, 2023, and spoke with shareholders representing approximately 39% of our shares outstanding, including shareholders that contacted us for a meeting. We sought shareholder feedback to ensure that we had firsthand knowledge of their perspectives and any concerns related to our current practices. We believe that understanding the perspectives of our shareholders is a key component of good corporate governance and assists us in achieving our strategic objectives, creating long-term value, and maintaining our culture of compliance. This dialogue, in addition to the engagement by our investor relations team, informs our Board and has led to enhancements that help us address the issues that matter most to our shareholders.

Key topics discussed with shareholders

Throughout 2023, engagements with shareholders included an integrated team from legal, investor relations, corporate social responsibility and independent members of the Board. This dialogue informed our Board’s decision making, and led to governance enhancements that help us address the issues that matter most to our shareholders, including those listed below.

Topic	What we heard	How we responded

Board diversity, refreshment, and tenure	• Interest in the achievement of our stated commitment to a Board composition that is at least 30% gender diverse

•  In line with our stated commitment to a Board composition that is at least 30% gender diverse, in 2023 we continued our search for a new director to join the Board. In doing so, the Board considered a broad and diverse pool of candidates with a focus on public company CEO experience, and financial and technology expertise. This search culminated with Jenny Johnson’s election to the Board in July 2023. As a result of her financial industry experience, Ms. Johnson was also added to the Audit Committee. We have heard positive feedback from our shareholders on this addition and our continued commitment to enhancing the Board’s overall diversity. See pages 10, 12, 16

Board oversight of cybersecurity and artificial intelligence (AI)	• Interest in understanding the Board’s role in overseeing cybersecurity and the risks and opportunities associated with AI

•  We enhanced our disclosure of Board oversight and updated the disclosure to include additional information regarding our risk management, strategy, and governance relating to cybersecurity and AI. See page 24

Align pay with performance	• Interest in seeing enhanced disclosure regarding our pay for performance philosophy and the structure of our executive compensation program

•  We updated our “Compensation discussion and analysis” to include a new “Executive summary” section explaining in greater detail the Compensation Committee’s executive compensation program design choices, drivers for pay in 2023, and how outcomes reflect our pay for performance philosophy. See pages 32 and 33

Long-term incentive mix	• Preference for a higher proportion of performance-based restricted stock unit awards

•  In February 2024, in response to shareholder feedback, the Committee changed the mix of our CEO’s annual equity grant, to (i) increase the percentage of performance-based restricted stock unit awards to 50% (previously 40%), and (ii) increase the percentage of stock options to 50% (previously 40%). Mr. Casper no longer receives time-based restricted stock units (previously 20%). See page 42

Sustainability goals	• Interest in understanding our commitment to measurable environmental goals, and a desire for further incremental goals

•  In 2023, we announced a new commitment to achieve 80% renewable electricity globally by 2030, in alignment with the Sustainable Markets Initiative (SMI) Health Systems Task Force joint supplier standards

thermofisher.com 2024 Proxy Statement	7

Corporate governance

PROPOSAL 1

Election of directors

We are asking our shareholders to elect each of the 11 director nominees identified below to serve until the 2025 Annual Meeting of Shareholders. Mr. Sørensen is not standing for re-election. As a result, the size of the Board will be reduced to 11 directors, effective at the Annual Meeting.

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CORPORATE GOVERNANCE

Governance highlights

ROBUST, INDEPENDENT OVERSIGHT

•  10 of the 12 current directors are independent

•  100% independent exchange-mandated Board committees

•  Annual review of Board leadership structure and disclosure of the Board’s reasoning underlying its leadership structure

•  Strong independent Lead Director with robust authority and responsibility that is disclosed to shareholders

•  Regular executive sessions of independent directors

•  Annual Board and committee self-evaluations

•  “Overboarding” limits for directors

•  Board-level oversight of ESG matters

SHAREHOLDER RIGHTS

•  Annual election of all directors by majority voting

•  One share, one vote

•  Shareholder right to call a special meeting (15% threshold)

•  Proxy access right for shareholders

BOARD REFRESHMENT

•  Regular Board refreshment and mix of tenure of directors (5 new directors joined since 2018; 4 of those directors are female)

•  Corporate Governance Guidelines confirm the Board’s commitment to actively seeking out diverse candidates by including women and minority candidates in the pool from which the Board nominees are chosen

•  Commitment to a diverse Board composition

•  With limited exceptions, directors may not be renominated to the Board after their 72nd birthday

GOOD GOVERNANCE PRACTICES

•  Proactive year-round shareholder engagement program with feedback provided to the Board

•  Clawback policy and clawback provisions in equity award agreements

•  Prohibition on hedging or pledging shares of the Company’s stock by officers and directors

•  Strong stock ownership requirements and, for CEO, stock holding requirement

thermofisher.com 2024 Proxy Statement	9

CORPORATE GOVERNANCE

Director nominee skills and experience

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board. The following identifies some of these key qualifications and skills, describes their relevance to our strategic vision, business and operations, and includes which directors possess these skills:

Skills, Qualifications and Background

STRATEGIC LEADERSHIP

Experience driving strategic direction and growth of an organization.

We seek to have directors that can provide strategic insight to the dynamic and fast-moving markets in which we operate globally.

CEO OR SENIOR MANAGEMENT LEADERSHIP

Experience serving as the Chief Executive Officer or other senior leadership role (e.g. Chief Financial Officer or Division Head) of a major organization.

We seek to have directors with hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, risk management, CSR and leadership development.

INDUSTRY BACKGROUND

Knowledge of or experience in the Company’s specific industry.

We seek to have directors with significant experience in the life sciences industry or other related industries, experience in the end markets we serve, and growth areas that bring valuable perspectives on issues specific to our business.

PUBLIC COMPANY BOARD SERVICE

Experience as a board member of another publicly traded company.

We seek to have directors with broad knowledge of corporate governance practices, trends and insights into board management, relations between a board and senior management, agenda setting, and succession planning.

FINANCIAL ACUMEN AND EXPERTISE

Experience or expertise in financial accounting and reporting or the financial management of a major organization.

We seek to have directors with an understanding of finance and financial reporting processes to monitor and assess our operating and strategic performance and ensure robust controls and accurate financial reporting.

INTERNATIONAL EXPERIENCE

Experience doing business internationally.

Growing our business outside the United States is a key part of our long-term strategy for growth. We seek to have directors with international experience that provide valued perspectives on our global operations and support key strategic decision-making in international markets.

CORPORATE FINANCE AND M&A EXPERIENCE

Experience in corporate lending or borrowing, capital market transactions, significant mergers or acquisitions (“M&A”), private equity, or investment banking.

We seek to have directors with transactional experience to oversee the assessment of opportunities consistent with our strategic priorities and long-term plans.

DIGITAL / TECHNOLOGY

Experience or expertise in technology, cybersecurity, cloud computing, or scalable data analytics.

We seek to have directors with experience in information technology to enhance the Board’s understanding of the information technology aspects of our business, and help us achieve our business objectives, including with respect to innovation, and to mitigate risks associated with our technological capabilities.

10	thermofisher.com 2024 Proxy Statement

CORPORATE GOVERNANCE

Nominee biographies

Marc N. Casper	Chairman, President and CEO
Age: 56 Director since: 2009 Committees: Strategy and Finance, Science and Technology

PROFESSIONAL HIGHLIGHTS

•  Thermo Fisher Scientific Inc.

•  Chairman, President and CEO (2020 - Present)

•  President and CEO (2009 - 2020)

•  Executive VP and COO (2008 - 2009)

•  Executive VP (2006 - 2008)

OTHER CURRENT DIRECTORSHIPS:

•  Synopsys, Inc.

PREVIOUSLY HELD DIRECTORSHIPS:

•  U.S. Bancorp

DIRECTOR QUALIFICATIONS

Mr. Casper currently serves as the President and Chief Executive Officer of the Company, and over the course of his long-standing tenure with the Company, he served in various other senior level management roles. As the only member of the Company’s management to serve on the Board, Mr. Casper contributes a deep and valuable understanding of Thermo Fisher’s history and day-to-day operations, as well as extensive industry knowledge resulting from Mr. Casper’s 20-plus years of experience in the life sciences and healthcare equipment industry. He also brings valuable board-level experience from his many years serving on other public company boards. As a result of Mr. Casper’s experience in the industry, as the long-time Chief Executive Officer of the Company and as a board member, he brings unique strategic leadership skills, financial acumen and industry expertise that are invaluable to the Board.

Nelson J. Chai	Independent
Age: 58 Director since: 2010 Committees: Audit (Chair), Nominating and Corporate Governance

PROFESSIONAL HIGHLIGHTS

•  CFO, Uber Technologies Inc. (2018 - 2024)

•  President and CEO, The Warranty Group (2017 - 2018)

OTHER CURRENT DIRECTORSHIPS:

•  None

DIRECTOR QUALIFICATIONS

Mr. Chai previously served as Chief Financial Officer of Uber Technologies Inc., a ridesharing technology platform, as President and CEO of The Warranty Group, a provider of specialty insurance products, and as President of CIT Group, a financial institution. As a result of Mr. Chai’s broad background and experience of holding executive management positions in a variety of industries and organizations, he brings to the Board valuable strategic leadership, financial acumen and expertise, and accounting experience.

Ruby R. Chandy	Independent
Age: 62 Director since: 2022 Committees: Audit

PROFESSIONAL HIGHLIGHTS

•  President, Pall Industrial, Pall Corporation (2012 - 2015)

•  Previously held various roles at Thermo Fisher (2001 - 2007)

OTHER CURRENT DIRECTORSHIPS:

•  DuPont de Nemours Inc. and Flowserve Corporation

PREVIOUSLY HELD DIRECTORSHIPS:

•  Ametek, Inc.

DIRECTOR QUALIFICATIONS

Ms. Chandy previously served as President of the Industrial Division of Pall Corporation, a leading supplier of filtration, separation and purification technologies and as Chief Marketing Officer at the Dow Chemical Company and at Rohm and Haas Corporation. Prior to that she served in various roles with increasing levels of responsibility at Thermo Fisher Scientific, Boston Scientific, and Millipore Corporation. As a proven executive with experience in global life sciences and multi-industrial companies, she brings to the Board experience in executive management, marketing, strategy, innovation, and M&A, and has experience in relevant market segments, technologies, geographies, and business functions. Ms. Chandy also brings valuable board-level experience from her many years serving on public company boards.

thermofisher.com 2024 Proxy Statement	11

CORPORATE GOVERNANCE

C. Martin Harris	Independent
Age: 67 Director since: 2012 Committees: Nominating and Corporate Governance, Science and Technology

PROFESSIONAL HIGHLIGHTS

•  University of Texas, Austin, Dell Medical School (2016 - Present)

•  Vice President of the Health Enterprise (2023 - Present)

•  Chief Business Officer

•  Professor, Department of Internal Medicine

•  Interim Vice President for Medical Affairs (2021 - 2023)

•  Associate Vice President of the Health Enterprise (2016 - 2023)

OTHER CURRENT DIRECTORSHIPS:

•  Agiliti, Inc., Colgate-Palmolive Company and MultiPlan Corporation

PREVIOUSLY HELD DIRECTORSHIPS:

•  HealthStream Inc. and Invacare Corporation

DIRECTOR QUALIFICATIONS

Dr. Harris currently serves as Chief Business Officer of Dell Medical School of the University of Texas, Austin. He has had a long-standing career as a physician and previously served as Chief Information Officer of Cleveland Clinic Hospital, and Chief Strategy Officer of the Cleveland Clinic Foundation. His background and experience as a strategic leader in healthcare organizations position Dr. Harris to provide valuable insight and perspective on healthcare. As a result of Dr. Harris’s experience, he brings to the Board valuable strategic leadership and industry knowledge. Dr. Harris also brings valuable board-level experience from his many years serving on public company boards.

Tyler Jacks
Age: 63 Director since: 2009 Committees: Strategy and Finance, Science and Technology (Chair)

PROFESSIONAL HIGHLIGHTS

•  President, Break Through Cancer (2021 - Present)

•  Massachusetts Institute of Technology, Koch Institute

•  Professor, Department of Biology and Center for Cancer Research (1992 - Present)

•  Founding Director, Integrative Cancer Research (2001 - 2021)

•  Investigator, Howard Hughes Medical Institute (1994 - 2021)

OTHER CURRENT DIRECTORSHIPS:

•  Amgen, Inc.

DIRECTOR QUALIFICATIONS

Dr. Jacks currently serves as President of Break Through Cancer, an organization focusing on collaborative approaches to cancer research, has worked for over 30 years as a professor in the Department of Biology at Massachusetts Institute of Technology, and previously served as Founding Director of the Koch Institute, a cancer research center. As a result of his many years of experience in the field of cancer research, including board-level and industry-specific service on public company boards, Dr. Jacks brings to the Board significant scientific, technological and industry expertise. Dr. Jacks also brings valuable board-level experience from his many years serving on public company boards and scientific advisory boards of biotechnology companies, pharmaceutical companies and academic institutions.

Jennifer M. Johnson	Independent
Age: 59 Director since: 2023 Committees: Audit

PROFESSIONAL HIGHLIGHTS

•  Franklin Resources, Inc.

•  President and CEO (2020 - Present)

•  President and COO (2017 - 2020)

OTHER CURRENT DIRECTORSHIPS:

•  Director or trustee of certain funds registered as investment companies managed or advised by subsidiaries of Franklin Resources(1)

DIRECTOR QUALIFICATIONS

Ms. Johnson currently serves as President and Chief Executive Officer of Franklin Resources, Inc., a publicly traded global investment management company. During her 35-year career at Franklin Resources, she has served in various leadership roles in major divisions of the business, including consumer lending, investment management, global distribution, global technology and operations. As a result of her experience, Ms. Johnson brings to the Board strategic leadership skills, financial acumen, M&A experience and information technology experience.

(1)	See “Overboarding policy” on page 26 for more information.

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CORPORATE GOVERNANCE

R. Alexandra Keith	Independent
Age: 56 Director since: 2020 Committees: Compensation, Nominating and Corporate Governance

PROFESSIONAL HIGHLIGHTS

•  Procter & Gamble Company

•  Chief Executive Officer, P&G Beauty (2019 - Present), and Executive Sponsor, Corporate Sustainability (2021 - Present)

•  President, Global Hair Care and Beauty Sector (2017 - 2019)

•  President, Global Skin and Personal Care (2014 - 2017)

OTHER CURRENT DIRECTORSHIPS:

•  None

DIRECTOR QUALIFICATIONS

Ms. Keith currently serves as Chief Executive Officer of P&G Beauty at Procter & Gamble, a global consumer products company. During her 30-plus year career at P&G, Ms. Keith served in roles in manufacturing, logistics, innovation planning, and marketing, then continued into various management and senior leadership roles. Ms. Keith also serves as Executive Sponsor for Corporate Sustainability at P&G, where she works alongside P&G’s Chief Sustainability Officer to guide the company’s sustainability progress. As an experienced executive, Ms. Keith brings to the Board strategic leadership skills, financial expertise, international business experience and M&A experience.

James C. Mullen	Independent
Age: 65 Director since: 2018 Committees: Compensation, Strategy and Finance

PROFESSIONAL HIGHLIGHTS

•  Editas Medicine, Inc.

•  Executive Chair of the Board (2022 - 2023)

•  Chairman, President and Chief Executive Officer (2021 - 2022)

•  Chief Executive Officer, Patheon N.V. (2011 - 2017)

•  Chief Executive Officer, Biogen, Inc. (2000 - 2010)

OTHER CURRENT DIRECTORSHIPS:

•  None

PREVIOUSLY HELD DIRECTORSHIPS:

•  Editas Medicine, Inc., Insulet Inc. and Patheon N.V.

DIRECTOR QUALIFICATIONS

Mr. Mullen previously served as Executive Chair of the Board of Directors of Editas Medicine, a clinical-stage biotechnology company, as Chief Executive Officer of Patheon N.V., a contract development and manufacturing organization which was acquired by the Company in 2017, and as Chief Executive Officer of Biogen Inc. Due to his 35-plus years of senior leadership experience in the pharmaceutical and biotechnology industries, he brings to the Board valuable industry knowledge and industry-specific strategic leadership skills. Mr. Mullen also brings valuable board-level experience from his many years serving on public company boards in the pharmaceutical industry.

Debora L. Spar	Independent
Age: 60 Director since: 2019 Committees: Strategy and Finance (Chair)

PROFESSIONAL HIGHLIGHTS

•  Harvard Business School

•  Professor, Business Administration (2018 - Present) and Senior Associate Dean, Business in Global Society (2021 - Present)

•  Senior Associate Dean, Harvard Business School Online (2019 - 2021)

OTHER CURRENT DIRECTORSHIPS:

•  None

PREVIOUSLY HELD DIRECTORSHIPS:

•  Goldman Sachs and Northern Star Acquisition Corp.

DIRECTOR QUALIFICATIONS

Dr. Spar currently serves as a professor of Business Administration at Harvard Business School and Senior Associate Dean for Business in Global Society, and previously served as President and CEO of the Lincoln Center for the Performing Arts and as President of Barnard College. As a result of her varied experience, Dr. Spar brings to the Board valuable executive management and strategic leadership skills, financial expertise, and a unique perspective on technology’s role in shaping society and the global economy. Dr. Spar also brings valuable experience serving on public company boards.

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CORPORATE GOVERNANCE

Scott M. Sperling, Lead Director	Independent
Age: 66 Director since: 2006 Committees: Compensation

PROFESSIONAL HIGHLIGHTS

•  Co-Chief Executive Officer, Thomas H. Lee Partners, LP (1994 - Present)

OTHER CURRENT DIRECTORSHIPS:

•  Agiliti, Inc.

PREVIOUSLY HELD DIRECTORSHIPS:

•  iHeart Media, Inc. and The Madison Square Garden Company

DIRECTOR QUALIFICATIONS

Mr. Sperling currently serves as Co-Chief Executive Officer of Thomas H. Lee Partners, LP (“THL”), a private equity firm. During his 20-year career leading THL, he has gained broad experience with the various industries represented in the THL portfolio, including healthcare and technology. As a result of this experience, Mr. Sperling brings to the Board valuable experience driving strategic direction and growth of organizations, and also corporate finance and acquisition experience. Mr. Sperling also brings valuable board-level experience from his years of serving on public company boards.

Dion J. Weisler	Independent
Age: 56 Director since: 2017 Committee: Audit, Compensation (Chair)

PROFESSIONAL HIGHLIGHTS

•  President and CEO, HP Inc. (2015 - 2019)

OTHER CURRENT DIRECTORSHIPS:

•  BHP and Intel Corporation

PREVIOUSLY HELD DIRECTORSHIPS:

•  HP Inc.

DIRECTOR QUALIFICATIONS

Mr. Weisler previously served as Chief Executive Officer of HP Inc., an information technology company. Prior to that he served in various roles with increasing levels of responsibility at HP, Lenovo Group Inc., and at Telstra Corp. Lt., a telecommunications company. As a result of his experience, Mr. Weisler brings to the Board valuable strategic and senior management leadership skills, financial expertise, international experience, technological expertise and M&A experience. Mr. Weisler also brings valuable board-level experience from his service on public company boards.

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CORPORATE GOVERNANCE

Board composition

The Board takes a thoughtful approach to its composition and regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board in order to align with the Company’s strategic vision, business and operations, as further discussed below.

Director selection

Sources of nominations

The Nominating and Corporate Governance Committee (“N&CG Committee”) considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. It will consider shareholder recommendations for director nominees that are sent to the N&CG Committee to the attention of the Company’s Secretary at the principal executive office of the Company and will evaluate them in the same manner as candidates suggested by other sources. For more information, see “Submitting 2025 proposals” on page 74.

Director criteria

The N&CG Committee, along with the full Board, is responsible for establishing the general criteria and priorities for the selection of director candidates. The Board’s criteria for selecting directors are set forth in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.thermofisher.com, and include demonstrated business acumen, sound business judgment, and a reputation for integrity, honesty, and adherence to high ethical standards.

Selection process

The following describes the director selection process:

1

ESTABLISH NOMINEE CRITERIA

•  The N&CG Committee, together with the full Board, prioritizes experiences and attributes that will support the Company’s business and strategy, and complement the Board’s current composition, including with respect to diversity, skills and experience, taking into consideration the Company’s general criteria for director nominees set forth in the Company’s Corporate Governance Guidelines. The N&CG Committee believes that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that assist the Board in fulfilling its responsibilities

2

SEARCH FOR NOMINEE

•  The N&CG Committee engages in a search process to identify qualified candidates, which process may include the use of an independent search firm, and assesses candidates’ skills, experience and alignment with the Company’s business and strategy

3

REVIEW CANDIDATE’S HISTORY

•  The activities and associations of candidates are reviewed for any legal impediment, conflict of interest or other consideration that might prevent or interfere with service on our Board

4	EVALUATE CANDIDATE • Director candidates are interviewed by members of the N&CG Committee and other members of the Board
5

RECOMMEND CANDIDATE FOR ELECTION

•  After completing its evaluation, the N&CG Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees

6	ELECT NOMINEE • The shareholders of the Company consider the nominees and elect directors by a majority vote to serve one-year terms

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CORPORATE GOVERNANCE

REFRESHMENT SINCE 2018

Active Board refreshment

The N&CG Committee annually assesses the composition of the Board, and in connection with the Board’s nomination of a slate of directors, assesses such matters as the experiences and diversity represented on the Board.

In addition, under our Corporate Governance Guidelines, any director who reaches the age of 72 will retire from the Board effective at the end of his or her then-current term. On the recommendation of the N&CG Committee, the Board may waive this requirement if it deems a waiver to be in the best interests of the Company. In furtherance of the Board’s active role in refreshment and succession planning, since 2018, the Board has appointed 5 new directors, 5 directors have retired, and Mr. Sørensen has determined not to stand for reelection this year.

During 2023, the N&CG Committee engaged a third-party search firm to identify qualified director candidates. Based on findings from the Board self-evaluation, the N&CG Committee asked the search firm to focus on candidates with public company financial, technological, and strategic experience. Ms. Johnson was recommended for the Board by the third-party search firm.

Enhancing the diversity of our Board

We believe that the varied perspectives and experiences resulting from having a diverse Board enhance the quality of decision-making. We also believe diversity can help the Board identify and respond more effectively to the needs of customers, shareholders, employees, suppliers and other stakeholders. The Board and the N&CG Committee consider attributes such as race, gender, ethnicity, age, culture and nationality in seeking to develop a Board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. The Board is committed to identifying and evaluating highly qualified women and under-represented racially and ethnically diverse candidates as well as candidates with other diverse backgrounds, industry experience and other unique characteristics. To this end, as discussed above, our Corporate Governance Guidelines require that the N&CG Committee seek to include diverse candidates, including women and minorities, in the pool of candidates from which it recommends director nominees and request that any search firm it engages include diverse candidates.

Creating an experienced Board with diversity of tenure

We believe that having directors with differing tenures is important in order to provide both fresh perspectives and deep experience and knowledge of the Company. Our longer-tenured directors have significant institutional knowledge and deep understanding of the Company’s business, which enhances the Board’s oversight of strategy and risk. The Board believes that a mix of these long-tenured directors and short-tenured directors with fresh perspectives ensures an appropriate balance of views and insights and allows the Board as a whole to benefit.

5	new directors added to the Board
4	new directors are female
6	directors retired, including Mr. Sørensen
SKILLS AND EXPERIENCES ADDED • digital and information technology • industry experience • financial acumen and expertise • CEO experience • global experience • public company board experience
NOMINEE TENURE
NOMINEE DIVERSITY

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CORPORATE GOVERNANCE

Annual evaluation process

Each year, our Board conducts a self-evaluation in order to assess its own effectiveness and dynamics, and identify areas for enhancement. Our Board’s annual self-evaluation also is a key component of director succession planning.

The N&CG Committee reviews and determines the overall process, scope, and content of our Board’s annual self-evaluation each year. For 2023, the evaluation was conducted by the N&CG Committee Chair. Each of our Board committees also conducts a separate self-evaluation annually which is led by the respective committee chair.

The following chart reflects the key components of the Board’s annual self-evaluation process. Additional information on the topics covered in the scope of the evaluation is included below.

1

PROCESS DECISION

•  N&CG Committee considers options for the format of the Board self-evaluation process during the July Board meeting, including whether it is appropriate for the evaluation to be conducted internally or by an independent consultant. For 2023, the N&CG Committee Chair conducted the Board self-evaluation (committee evaluations were conducted by each committee chair). Based on feedback from the 2022 Board self-evaluation, for 2023, the N&CG Committee decided to implement the use of written questionnaires focusing on the performance and effectiveness of the Board.

2

EVALUATION QUESTIONNAIRES

•  A written questionnaire was sent to each director to solicit written feedback on various topics related to Board performance and effectiveness

•  Questions were sent by each of the committee chairs to each committee member

3

ONE-ON-ONE DIRECTOR DISCUSSIONS

•  Individual calls with the N&CG Committee Chair were held with each director to discuss responses to the written questionnaire and obtain candid feedback for the Board evaluation

4

GROUP DISCUSSION

•  Discussion of the overall Board evaluation was led by the N&CG Committee Chair

•  Summary of assessment was provided to the N&CG Committee, and then to the Board

•  Committee evaluations were led by each committee chair during committee meetings and reported to the full Board

5	FEEDBACK COMMUNICATED AND ACTED UPON • Feedback was provided to the Board and management by the N&CG Committee Chair on areas for improvement • Changes were implemented

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CORPORATE GOVERNANCE

2023 annual evaluation topics, key findings and takeaways

BOARD COMPOSITION,

PERFORMANCE, AND MATERIALS

•	Board and committee composition and performance, including mix of skills, experience, tenure, and background

•	Identification of knowledge, background, and skill-sets that would be useful additions to the Board

•	Board refreshment, succession planning, onboarding and integration of new directors

•	Board materials and management reporting, including the quality of materials and Board member interactions with management

STRUCTURE AND EFFECTIVENESS

•	Board and committee leadership, responsibilities, and effectiveness

•	Committee structure and functioning, responsibilities, communication, and reporting from committees to the Board

•	Effectiveness of meeting structure

•	Board’s ability to operate and conduct its business successfully and efficiently

BOARD RESPONSIBILITIES

•	Knowledge of the Company

•	Strategic planning, including the process, format, and materials for the Board’s strategy review sessions

•	Talent management and succession planning for the Chief Executive Officer (“CEO”) and other senior management, including diversity and inclusion

•	Candor of communications with the CEO and other senior management

KEY FINDINGS AND TAKEAWAYS

•	Prioritized criteria for Board and management succession planning

•	Affirmed the effectiveness of the Board’s current leadership structure

•	Affirmed the importance of inclusion of senior business leaders at Board dinners to foster increased oversight, talent development and collaboration with management

•	Restructured the annual strategy review session to allow for additional time for discussion on corporate strategy and emerging risks

•	Restructured committee meeting agendas to enhance focus on oversight of emerging risks such as generative artificial intelligence (“AI”)

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CORPORATE GOVERNANCE

Board leadership structure

Annual review of leadership structure

On an annual basis, our N&CG Committee evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined, and recommends a Chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy, giving the Board flexibility to choose its optimal leadership structure depending upon the Company’s particular needs and circumstances and to structure its leadership in the most effective manner. In the event that the Chairman is not an independent director, an independent Lead Director is elected on an annual basis by a majority of the independent directors upon a recommendation from the N&CG Committee.

Since February 2020, our Board has combined the positions of Chairman and CEO under the leadership of Marc N. Casper, and designated an independent Lead Director, currently Scott Sperling. The Board continues to believe that it is in the best interest of the Company and its shareholders to combine the roles of Chairman and CEO.

The Board believes that having Mr. Casper serve as Chairman promotes unity of leadership between management and the Board and fosters increased alignment of the Company’s long-term strategic planning with its operational execution, subject to effective oversight by the independent Lead Director and the other independent directors. The Board believes the significant insight and expertise of the Company and the industry that Mr. Casper has gained throughout his long tenure with Thermo Fisher is invaluable. The Board believes that Mr. Casper’s thorough familiarity with the Company and its history, together with his wide-ranging industry expertise, makes him exceptionally qualified to lead the Board.

Independent Lead Director

THE ROLE OF THE INDEPENDENT LEAD DIRECTOR

The role of the independent Lead Director is to provide independent leadership for the Board and assist the other independent directors in overseeing and shaping the partnership between management and the Board. The Board routinely reviews the independent Lead Director’s responsibilities to ensure that these responsibilities enhance its independent oversight of management.

The independent Lead Director has the following duties (and may also perform other functions at the Board’s request), as detailed in the Company’s Corporate Governance Guidelines:

•  leading meetings of the non-employee or independent directors

•  presiding over meetings of the Board at which the Chairman is not present

•  calling meetings of non-employee or independent directors

•  approving meeting agendas, including the form and type of materials, for the Board

•  approving meeting schedules to help ensure sufficient time for discussion

•  serving as a liaison between independent directors and the Chairman; however, each director remains free to communicate directly with the Chairman

•  being available to meet with shareholders as appropriate

As discussed in more detail in the “Shareholder engagement” section of this Proxy Statement, the Board encourages a robust, ongoing shareholder engagement program. During these engagements, the independent Lead Director is available as the primary Board contact for direct communication with our significant investors. In general, investors, including those who are philosophically opposed to combining the positions of Chairman and CEO, have overwhelmingly communicated that they have minimal, if any, concerns about our Board policies and leadership structure. More specifically, these investors have voiced confidence in the strong counterbalancing structure of the robust independent Lead Director role.

Considerations in selecting the
independent Lead Director

Several factors are considered in selecting the independent Lead Director, including areas of expertise (with a focus on leadership and corporate governance), experience serving on public company boards, tenure on the Thermo Fisher Board, interest, integrity, and ability to meet the time requirements of the position.

After considering all of the above factors, the Board selected Scott Sperling to serve as independent Lead Director effective as of May 2022. Prior to becoming Lead Director, Mr. Sperling served as an active director including service on various Thermo Fisher committees. Mr. Sperling possesses significant leadership skills that are critical to the role of a strong and independent Lead Director. Mr. Sperling has also served on a myriad of public company boards, which provides him with deep knowledge and understanding of corporate governance practices and trends. Mr. Sperling has a long tenure on our Board, and during that tenure he has demonstrated independent thinking and established strong working relationships with his fellow directors, garnering their trust and respect. As a long-standing director, he also brings significant institutional knowledge and a long-term perspective to the Board. For these reasons, the Board believes that Mr. Sperling is exceptionally well-qualified to serve as our independent Lead Director.

Executive sessions

The Board recognizes the importance of independent Board oversight of the CEO and management and has developed policies and procedures designed to ensure independent oversight. In addition to conducting an annual review of the CEO’s performance, independent directors meet regularly, and at least semi-annually, in executive sessions without management, and at such other times as may be requested by any independent director. Our independent Lead Director presides at the meetings of the Company’s independent directors.

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CORPORATE GOVERNANCE

Board committees

AUDIT COMMITTEE(1)		MEETINGS IN 2023: 12	REPORT: PAGE 66

Nelson J. Chai (Chair)	Ruby R. Chandy	Jennifer M. Johnson	Dion J. Weisler

•	All members are independent, financially literate.

•	The Board has determined that Messrs. Chai and Weisler each qualify as an Audit Committee financial expert.

KEY RESPONSIBILITIES AND AREAS OF OVERSIGHT

•	integrity of the Company’s financial statements

•	compliance with legal and regulatory requirements

•	independent auditor’s qualifications, independence, and performance

•	performance of the Company’s internal audit function

•	external reporting on CSR matters, in coordination with the N&CG Committee

•	cybersecurity and information technology risks and programs, including data privacy

•	risk assessment and risk management policies, including governing guidelines and policies

•	major financial risk exposures and steps taken to monitor and control such exposures

•

 procedures for complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters

(1)	Ms. Spar served on the Audit Committee until September 21, 2023. Ms. Johnson was appointed to the Audit Committee on September 21, 2023.

COMPENSATION COMMITTEE(1)		MEETINGS IN 2023: 7	REPORT: PAGE 51

Dion J. Weisler (Chair)	R. Alexandra Keith	James C. Mullen	Scott M. Sperling

•	All members are independent.

KEY RESPONSIBILITIES AND AREAS OF OVERSIGHT

•	compensation matters for the CEO and other officers

•	management succession plans

•	administration of incentive compensation and equity-based plans

•	risk assessments of the Company’s compensation policies and practices

•	annual report on executive compensation

•	review and recommendation of director compensation

•	administration and oversight of clawback policy

•	appointment and compensation of third party compensation consultant

(1)	Mr. Mullen was appointed to the Compensation Committee on September 21, 2023.

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CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE(1)	MEETINGS IN 2023: 5

Lars R. Sørensen (Chair)	Nelson J. Chai	C. Martin Harris	R. Alexandra Keith

•	All members are independent.

KEY RESPONSIBILITIES AND AREAS OF OVERSIGHT

•	identify and recommend persons qualified to be nominated by the Board and to serve as members of the Board and its committees

•	CSR strategy and associated risks

•	Corporate Governance Guidelines

•	political spending

•	annual self-evaluation of the Board

(1)

Mr. Sørensen will continue to serve as Chair of the Nominating and Corporate Governance Committee until the 2024 Annual Meeting. Dr. Harris will become Chair of the Nominating and Corporate Governance Committee effective immediately following the 2024 Annual Meeting.

STRATEGY AND FINANCE COMMITTEE(1)	MEETINGS IN 2023: 4

Debora L. Spar (Chair)	Marc N. Casper	Tyler Jacks	James C. Mullen	Lars R. Sørensen

KEY RESPONSIBILITIES AND AREAS OF OVERSIGHT

•	annual strategic plan

•	significant strategic decisions

•	material financial matters, including investments and acquisitions and divestitures

(1)	Mr. Sørensen will continue to serve on the Strategy and Finance Committee until the 2024 Annual Meeting.

SCIENCE AND TECHNOLOGY COMMITTEE	MEETINGS IN 2023: 1

Tyler Jacks (Chair)	Marc N. Casper	C. Martin Harris

KEY RESPONSIBILITIES AND AREAS OF OVERSIGHT

•	staying abreast of new technologies, markets and applications for the Company’s products, including ethical use

•	the Company’s Scientific Advisory Board

•	monitoring and evaluating trends in science and recommending emerging technologies for building the Company’s technological strength

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CORPORATE GOVERNANCE

Key areas of Board oversight

Our Board is elected by the shareholders to oversee their interests in the long-term health and overall success of the Company’s business and financial strength. Throughout the year, our Board and its committees discuss operations and Company strategy, which for 2023 focused on navigating a dynamic macroeconomic and geopolitical environment, while accelerating the Company’s strategy to realize our 2030 Vision, with an emphasis on emerging technologies. Our Board meetings include regular sessions with business leaders and executives across key corporate functions including finance, tax, information technology, cybersecurity, legal and human resources, through which the Board remains informed on the implementation of operational goals, performance, and strategies. At regular meetings, the Board also considers drivers of our business execution along with key risks, challenges and opportunities and considers how they relate to the effectiveness of our Company strategy. The Board also dedicates an annual session to focus on long-term strategy and the future needs of, and opportunities for, the Company.

Oversight of strategy

The Board believes that overseeing and monitoring strategy—one of its key responsibilities—is a continuous process, and takes a multilayered approach in exercising its duties.

The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in regular Board meetings and a dedicated meeting each year to focus on strategy.

This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures are discussed regularly by the Board and Board committees.

The Board oversees development of the Company’s long-term vision and strategic plan. The Strategy and Finance Committee of the Board meets with management each year to discuss and agree on the agenda for a focused Board strategy session. During this dedicated two-day strategy session, the Company leadership meets with the Board to discuss the long-term vision and strategic plan for the overall Company, as well as its capital allocation strategy. The strategic plan informs the key strategic questions and priorities for each of the Company’s primary businesses, which are reviewed by the Board at its regularly scheduled meetings throughout the year. At these meetings, the Board also receives progress updates from management on the execution of the strategic plans.

Our Mission is our purpose, to enable our customers to make the world healthier, cleaner, and safer. Our teams around the world strive to achieve this Mission every day, and our actions ultimately create an even brighter future for Thermo Fisher and all our stakeholders. Our formula for success starts with our aspirations for the decade ahead, which were established by management, with oversight by our Board, and articulated in our 2030 Vision. To achieve our vision, the Company sets and executes on a rolling 5-year strategic plan in order to identify key opportunities in the markets we serve and develop a roadmap to capture those opportunities. Focused execution is key to our success. Our annual goal tree represents our priorities for the year ahead, which are translated into the key objectives that we need to accomplish to ensure that our businesses and functions have clear goals that are aligned to our short- and long-term success. Our work is powered by our PPI Business System, a deeply ingrained philosophy of operational excellence, as well as our 4i Values and our ESG strategy. We continue to build on our Mission-driven culture through the exceptional talent we attract and develop, that brings its best to work each day and focuses on the priorities we have established.

Our annual goals and metrics are communicated through our goal tree, which represents our key priorities for the year ahead, the key objectives we need to accomplish so that we can translate these annual goals into the objectives that our businesses and functions need to achieve. All of this is enabled by our strong cultural foundation, based on our 4i Values, our PPI Business System and our ESG strategy, and we continue to build on that foundation through the exceptional talent we attract and develop. Our culture fuels engagement from our teams to bring their best to work each day and focus on the priorities we have established.

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CORPORATE GOVERNANCE

Oversight of risk

BOARD

The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Rather, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular communications with the full Board. The Board reviews risks including:

•  strategic, financial, economic, and execution risks and exposures associated with our operations and strategy

•  senior management succession planning

•  matters that may present material risk to our business, industry, operations, financial position, or cash flows, and, as applicable, significant transactions

•  legal, quality, and regulatory risks and other matters that may present material risk to our prospects or reputation, including those related to our global operations

The Board also has a formal, annual discussion of the Company’s key findings from its enterprise risk management (“ERM”) program, a global process for considering a broad range of risks to the Company.

AUDIT COMMITTEE

Oversees risks associated with our financial and accounting systems and accounting policies, in addition to finance-related public reporting, regulatory compliance and certain other matters delegated to the Audit Committee, including risks associated with our information systems and technology (including cybersecurity).

COMPENSATION COMMITTEE

Oversees risks related to our compensation practices to ensure that these practices are not reasonably likely to have a material adverse effect on the Company or encourage employees to take unnecessary or excessive risks; also oversees risks related to talent management and succession planning for our leadership team.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Oversees risks related to corporate governance matters and certain other risks, including, but not limited to, the Company’s CSR strategy and political spending approach.

SCIENCE AND TECHNOLOGY COMMITTEE Oversees risks related to our products and technologies, including oversight of our Scientific Advisory Board and bioethics.

STRATEGY AND FINANCE COMMITTEE

Oversees risks related to the Company’s capital allocation framework, including sources and uses of cash and capital generation and allocation versus targets and plans; also oversees the Company’s strategic plans.

The committees report back to the full Board at each regular meeting, and certain risk topics may be brought to the full Board for consideration where deemed appropriate to ensure broad Board understanding of the nature of the risk.

The risk oversight function of the Board is reinforced by its leadership structure. Our CEO’s service on the Board promotes open communication between management and the directors relating to risk. Additionally, each exchange-mandated Board committee is comprised solely of independent directors, all directors are actively involved in the risk oversight function, and no element of Board oversight is reliant on the expertise of a single director.

ENTERPRISE RISK MANAGEMENT PROCESS

Throughout the year, members of a cross-functional team within the Company conduct interviews with Company experts, leaders, and specialists across functions, geographies, and levels. This team seeks to identify, on a continuous basis, the most pressing current and future potential risks facing the Company. Annually, the full Board discusses with senior management the most significant risks identified in the ERM process, providing input on the steps taken to mitigate each risk and plans for additional mitigation in the year ahead.

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CORPORATE GOVERNANCE

Oversight of ESG

As the world leader in serving science, we’ve taken many steps over the years to positively contribute to society, strengthen our local communities, and mitigate the impacts of climate change in order to create a healthier, cleaner and more sustainable world. Our ESG strategy is informed by robust stakeholder engagement and is actively refreshed to identify value creation opportunities and minimize risk. Board-level governance is held within our N&CG Committee, which oversees the Company’s governance and CSR-related strategy, risks, opportunities and external reporting, and reports to the full Board as appropriate. Our Audit Committee also plays a role in the oversight of reporting on these matters in Securities and Exchange Commission (“SEC”) filings and the data quality related to this reporting.

CSR is an integrated aspect of how we think about strategy and risk. Our Company leadership team ensures our ESG priorities are embedded in business decisions and operating practices, which we believe also strengthens our organizational culture to drive results and success. Strategic investments in technology, products, people and the planet help to ensure sustainable growth and enable us to deliver long-term value and strong returns for our shareholders.

More information on our ESG priorities and progress can be found in our Corporate Social Responsibility Report, which is available on our website at www.thermofisher.com/CSR and guided by internationally recognized standards and frameworks including the Global Reporting Initiative (“GRI”) Standards, the International Financial Reporting Standards (“IFRS”) Foundation’s SASB Standards, the Task Force on Climate-Related Financial Disclosures (“TCFD”) and the United Nations Sustainable Development Goals (“SDGs”).

Oversight of cybersecurity and information technology

The Board has delegated the management of cybersecurity risks to the Audit Committee. Our cybersecurity program is led by the Company’s Senior Vice President, Chief Information Officer, along with our Vice President, Chief Information Security Officer. Management provides an operational update to the Audit Committee each quarter. In addition, the Audit Committee and our full Board receive an annual overview of the cybersecurity program, cybersecurity threat landscape, investments, and opportunities to enhance the Company’s systems and security of products and operations.

Cybersecurity is integrated into the risk management process for the Company through various corporate mechanisms, including quarterly business reviews, annual budget planning, and targeted risk-based engagements. Our commitment to cybersecurity emphasizes using a risk-based, “defense in depth” approach to assess, educate, block, identify, respond to and recover from cybersecurity threats. Recognizing that no single technology, process or control can effectively prevent or mitigate all risks, we employ a strategy of technologies, processes and controls, all working independently but as part of a cohesive strategy to manage or reduce risk.

Our cybersecurity program assists in the management of risks associated with the confidentiality, integrity and availability of data and systems within the Company environment to effectively support our business objectives and customer expectations. The program provides guidance to business stakeholders on cybersecurity risks as input into their risk management processes that balance cybersecurity risk with other important risks that may include strategic, regulatory, economic and financial considerations. As part of its overall risk management strategy, the Company also maintains cybersecurity insurance coverage.

We believe cybersecurity is the responsibility of every employee, and regularly educate and share best practices with our employees to raise awareness of cybersecurity threats through a security awareness training program, including regular exercises, periodic cyber-event simulations and annual attestation to our Technology Acceptable Use Policy.

Oversight of management development and succession planning

The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our CEO and other members of senior management. The Compensation Committee, together with the CEO, regularly reviews senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities. The CEO also regularly updates the Board with regard to key talent indicators for our leadership, including diversity representation. The CEO, together with the Chief Human Resources Officer, provide a regular review to the Compensation Committee, assessing each of the members of the executive leadership team and his or her succession potential. This review includes a discussion about development plans for senior leaders to help prepare them for future succession and contingency plans in the event the CEO is unable to serve for any reason (including death or disability). While the Compensation Committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the Board and decisions are made at the Board level.

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CORPORATE GOVERNANCE

Oversight of political spending

The N&CG Committee, composed solely of independent directors, oversees the Company’s political spending and lobbying. This includes political and campaign contributions as well as any contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity.

Thermo Fisher complies fully with all federal, state and local laws and reporting requirements governing corporate political contributions. We also request that trade associations receiving total payments of $25,000 or more from Thermo Fisher annually report the portion of Thermo Fisher dues and special assessments that were used for activities that are not deductible under section 162(e) of the Internal Revenue Code of 1986, as amended (the “Code”). We are committed to providing transparent disclosure of political contributions and lobbying activities. Based on feedback from stakeholders, political contributions that use corporate funds are published annually in the Company’s Political Contributions report in compliance with Thermo Fisher’s Political Contributions Policy.

2023 Board engagement

Our directors engage beyond the boardroom, which provides them with additional insights into our business, risk management and industry, as well as valuable perspectives from senior leaders and the performance of our Company that strengthens their understanding and oversight of our business, strategy, and key priorities.

The commitment of our directors extends well beyond the preparation for, and attendance at, regular and special meetings.

Ongoing Collaboration	Shareholder Engagement	Regularly Informed

Our directors have frequent interactions with each other, senior management and key employees globally on topics such as strategy, performance, risk management, culture and talent development.

Our Board values the input of our shareholders and receives periodic updates on shareholder engagement led by management. Our Board also responds to and participates in communications where appropriate. From time to time, directors participate in direct engagement with our shareholders to discuss specific matters of mutual importance.

Our CEO provides our Board with periodic updates on major business developments, milestones, important internal initiatives and communications. In addition, the Board visits company facilities, and receives and reviews information on significant developments, press coverage, and current events that relate to our business, our employees, and our industry.

Our independent Lead Director and committee chairs provide additional independent leadership by setting meeting agendas:

•

For example, each chair sets the agenda for his or her respective committee meetings, and reviews and provides feedback on the form and type of related materials, in each case taking into account whether his or her committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the Company, as may be applicable from time to time. To do so, each chair engages with key members of management and subject matter experts in advance of committee meetings.

•

In addition, our independent Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our independent Lead Director also approves the schedule of meetings, taking into account whether there is sufficient time for discussion of all agenda items at each meeting.

Other practices, policies and processes

Onboarding new directors

We provide our new directors with comprehensive orientation to familiarize them with our business and strategic plans, significant financial, accounting and risk management matters, human capital management programs, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, our Corporate Governance Guidelines and our Board committees. Directors who will be serving as committee members receive orientation specific to the committees on which they will serve.

thermofisher.com 2024 Proxy Statement	25

CORPORATE GOVERNANCE

Director attendance

The Board met 7 times during 2023. During 2023, each of our directors attended at least 75% of the total number of meetings of the Board and the committees of which such director was a member. Members of the Board are expected to attend the annual meeting of shareholders. Last year, all of the then-serving directors attended the 2023 Annual Meeting of Shareholders.

Overboarding policy

In order for directors to devote adequate time to their duties to the Company, our Corporate Governance Guidelines reflect our Board’s expectation that (i) a non-employee director should not serve on the board of directors of more than 3 other public companies, (ii) a non-employee director who is a current executive officer of a public company should not serve on the board of directors of more than 2 other public companies and (iii) members of the Audit Committee should not serve on the audit committees of more than 2 other public companies.

Ms. Johnson is the CEO of Franklin Resources, Inc., which is a global investment management holding company whose operations are conducted through its subsidiaries. Ms. Johnson is in compliance with our policy although she serves on other public company boards in her capacity as their CEO. In addition to the holding company, she serves on the boards of certain of its funds, which are registered as investment companies and are managed or advised by subsidiaries of Franklin Resources, Inc. Since Ms. Johnson’s responsibilities as a board member of these companies are integrally related to and subsumed within her role as CEO of Franklin Resources, Inc., the Board believes that this board service does not meaningfully increase her time commitments or fiduciary duties, as would be the case with service on unaffiliated public company boards. The Board appreciates shareholders’ focus on director commitments and believes that Ms. Johnson has demonstrated, and will continue to demonstrate, the ability to dedicate sufficient time to carry out her Board duties effectively.

Code of Business Conduct and Ethics

All directors, officers and employees of Thermo Fisher must act with the highest standards of business ethics and integrity and comply with all applicable laws and regulations in the conduct of business. To that end, the Company has adopted and implemented a Code of Business Conduct and Ethics (“Code of Ethics”), which is available on the Company’s website, www.thermofisher.com. The Code of Ethics sets forth the Company’s policies and expectations on several topics, including conflicts of interest, confidentiality, compliance with laws, and business ethics. The Code of Ethics also sets forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors, executive officers and employees, and for the confidential communication and handling of issues regarding accounting and auditing matters. All directors, officers and employees of the Company are responsible for reviewing the Code of Ethics and certifying annually that they have reviewed and are in compliance with the Code of Ethics. The Company intends to satisfy SEC and New York Stock Exchange (“NYSE”) disclosure requirements regarding amendments to, or waivers of, the Code of Ethics by posting such information on the Company’s website.

Related person transactions

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our shareholders, and their immediate family members, and transactions include any transaction or arrangement in which the amount involved exceeds $120,000 and where the Company or any of its subsidiaries is a participant and a related person has a direct or indirect material interest.

The Company’s executive officers and directors are required to report any proposed transaction to the General Counsel promptly. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

The responsibility for reviewing and approving such transactions is set forth in writing in the Corporate Governance Guidelines and the Audit Committee Charter, which are available on our website at www.thermofisher.com.

Certain of our non-employee directors have relationships with the entities listed on page 27, under “Assessing director independence.” We consider each of these transactions to be an arm’s length transaction and in the ordinary course of business. We do not consider any of these transactions to be related person transactions requiring disclosure under the applicable rules of the SEC.

26	thermofisher.com 2024 Proxy Statement

CORPORATE GOVERNANCE

Assessing director independence

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines require a majority of our directors, and each member of the Audit Committee, Compensation Committee and N&CG Committee, to satisfy the independence criteria of the applicable NYSE listing standards. The Board has determined that all of our directors (other than Mr. Casper and Dr. Jacks) are independent. The independence determination includes, where applicable, the enhanced criteria with respect to members of the Audit Committee and the Compensation Committee.

RELATIONSHIPS AND TRANSACTIONS CONSIDERED FOR DIRECTOR INDEPENDENCE

The Board considered the following relationships and transactions in making its determination that all directors (other than Mr. Casper and Dr. Jacks) are independent.

Thermo Fisher Transaction & 2023 Magnitude
Director nominee	Organization	Relationship	Sales(1)	Purchases(1)

Harris	University of Texas	Vice President of the Health Enterprise, Chief Business Officer, and Professor, Department of Internal Medicine	✓	✓

Jacks(2)	Massachusetts Institute of Technology	Professor of David H. Koch Institute of Integrative Research	✓	✓

	Dragonfly Therapeutics, Inc.	Greater than 10% equity owner	Í	✓

Keith	Procter & Gamble	Chief Executive Officer, P&G Beauty, Executive Sponsor, Corporate Sustainability	✓	✓

Sørensen	Ferring Pharmaceuticals SA	Vice Chairman	✓	✓

Spar	Harvard University	Professor, and Senior Associate Dean, Business in Global Society, Harvard Business School	✓	✓

(1)

Checkmark indicates that sales made by Thermo Fisher were less than the greater of (i) 2% of the other company’s gross revenue and (ii) $1 million, or that purchases made by Thermo Fisher were less than the greater of (i) 2% of the other company’s gross revenue and (ii) $1 million, as applicable.

(2)

As a result of his relationship with Dragonfly Therapeutics, Inc. (“Dragonfly”), Dr. Jacks is not deemed independent under the Company’s Corporate Governance Guidelines. The Company’s 2021 and 2023 sales to Dragonfly exceeded 2% of Dragonfly’s 2021 and 2023 consolidated gross revenues, respectively.

Contacting the Board

The Company has a process in place for shareholders and other interested parties to send communications to the Board or any individual director or groups of directors. Shareholders and other interested parties who desire to send communications to the Board or any individual director or groups of directors should write to the Board or such individual director or group of directors care of the Company’s Corporate Secretary, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451. The Corporate Secretary will relay such communications to the Board, or individual director or group of directors, as the case may be.

Accessing our governance documents

You can access the current charters for our Audit Committee, Compensation Committee and N&CG Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.thermofisher.com, by writing to Investor Relations Department, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, MA 02451, or by contacting us via phone at 781-622-1111 or via email at investorrelations@thermofisher.com.

thermofisher.com 2024 Proxy Statement	27

CORPORATE GOVERNANCE

Compensation of directors

Compensation philosophy

The general philosophy of our Board is that compensation for non-employee directors should be a mix of cash, payable quarterly, and equity-based compensation, to reward them for a year of service in fulfilling their oversight responsibilities. The Company does not compensate our CEO for Board service in addition to his regular employee compensation.

Process of determining director compensation

Decisions regarding the non-employee director compensation program are approved by our full Board based on recommendations by the Compensation Committee. The Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program biennially. At the Compensation Committee’s direction, Pearl Meyer & Partners, LLC (“Pearl Meyer”) analyzes the competitive position of our director compensation program against the Peer Group used to benchmark executive compensation and examines how director compensation levels, practices and design features compare to members of the Peer Group. In 2023, the Compensation Committee reviewed the non-employee director compensation program and determined not to make any changes.

Elements of compensation

Annual compensation

Annual Cash Retainers

Lead Director	$165,000

•  Employee Directors. No additional compensation

•  Time of payment. Quarterly installments

•  Additional expenses. Out-of-pocket expenses incurred for attending Board and committee meetings are reimbursable

All other non-employee directors	$125,000
Committee Fees
• Audit Committee Chair	$25,000
• Compensation Committee Chair
• Nominating & Corporate Governance Committee Chair	$20,000
• Science and Technology Committee Chair
• Strategy and Finance Committee Chair

Annual Equity Grant

All non-employee directors	$200,000	*	• Equity grant vesting schedule. The earlier of the anniversary of the grant date or the Company’s next annual meeting of shareholders

*	Actual amounts may be different since the number of restricted stock units awarded is based on the closing price of our common stock on the grant date (rounded to the nearest whole number).

Deferred compensation plan for directors

As part of its Amended and Restated 2013 Stock Incentive Plan, the Company maintains a deferred compensation plan for its non-employee directors (the “Directors Deferred Compensation Plan”). Under the Directors Deferred Compensation Plan, a participant may elect to defer receipt of his or her annual retainer. Amounts deferred under the Directors Deferred Compensation Plan are valued at the end of each quarter as units of common stock and, when payable under the plan, may only be paid in shares of common stock. Additional credits are made to a participant’s account for cash dividends that he or she would have received had the participant been the owner of such common stock on the record dates for payment of such dividends. The common stock and cash credited to a participant’s account are paid to the participant within 60 days after the end of the fiscal year in which the participant ceases to serve as a director unless the participant makes a timely election to defer the distribution in accordance with the requirements of Section 409A of the Code. The participant does not have any actual ownership of the common stock until the common stock is distributed to the participant.

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CORPORATE GOVERNANCE

Matching charitable donation program

The Company has a matching charitable donation program for non-employee directors (the “Matching Charitable Donation Program for Directors”), pursuant to which the Company matches donations made by a director to a charity selected by the director, up to $15,000 per director per year.

Director and officer insurance

The Company provides liability insurance for its directors and officers. The annual cost of this coverage is approximately $3.4 million.

Stock ownership policy for directors

The Compensation Committee has established a stock ownership policy that requires directors of the Company to hold shares of common stock equal in value to five times (5x) the annual cash retainer for directors. Directors have until 5 years from when they joined the Board to achieve this ownership level. For the purpose of this policy, a director’s election to receive shares of common stock in lieu of his or her annual retainer will be counted towards this target, as will time-based restricted stock units. All of our directors are either currently in compliance or on track to be in compliance with this policy within the applicable time limit.

Director summary compensation table

The following table sets forth a summary of the compensation of the Company’s non-employee directors who served in 2023:

Name	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation(2)		Total

Nelson J. Chai	$150,000		$200,202	$15,514	(3)	$365,716

Ruby R. Chandy	$125,000		$200,202	$15,514	(3)	$340,716

C. Martin Harris	$125,000		$200,202	$514		$325,716

Tyler Jacks	$145,000		$200,202	$514		$345,716

Jennifer M. Johnson(4)	$59,066	(5)	$—	$—		$59,066

R. Alexandra Keith	$125,000	(6)	$200,202	$1,215	(7)	$326,417

Jim P. Manzi(8)	$49,107		$—	$15,240	(3)	$64,347

James C. Mullen	$125,000		$200,202	$514		$325,716

Lars R. Sørensen	$145,000		$200,202	$514		$345,716

Debora L. Spar	$145,000		$200,202	$514		$345,716

Scott M. Sperling(9)	$165,000	(10)	$200,202	$37,913	(11)	$403,115

Dion J. Weisler	$150,000	(12)	$200,202	$2,987	(13)	$353,189

(1)

These amounts represent the aggregate grant date fair value of stock awards granted to directors in 2023, calculated in accordance with ASC 718. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. These amounts do not represent the actual amounts paid to or realized by the directors for these awards during 2023. On May 24, 2023, each then-serving non-employee director received a grant of 392 restricted stock units, having a grant date fair value of $200,202, all of which is included in the “Stock Awards” column, and which remained outstanding at the end of 2023. No other awards were outstanding at the end of 2023.

(2)

These amounts include $514 of dividends accrued in the form of dividend equivalents on restricted stock units held by each non-employee director, except for Ms. Johnson, for whom the amount is $0 and Mr. Manzi, for whom the amount is $240.

(3)	Includes matching Company contributions of $15,000 under the Matching Charitable Donation Program for Directors. (See “Matching charitable donation program” above.)

(4)	Ms. Johnson joined the Board on July 13, 2023.

(5)	Represents compensation deferred and issued as 114 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(6)	Represents compensation deferred and issued as 235 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(7)	Includes $701 of Company dividends accrued in the form of dividend equivalents in 2023 on deferred stock units held in the Directors Deferred Compensation Plan.

(8)	Mr. Manzi retired from the Board effective May 24, 2023.

(9)

Fisher Scientific International Inc. (“Fisher”) maintained a retirement plan for non-employee directors, pursuant to which a director who retired from the Fisher board of directors with at least 5 years of service was eligible to receive an annual retirement benefit for the remainder of the director’s lifetime and his or her spouse’s lifetime. The Company’s acquisition of Fisher (the “Fisher Merger”) resulted in a termination of service from the Fisher board for Mr. Sperling, which started the payout of benefits under the retirement plan. Mr. Sperling’s annual benefit is equal to 80% of his then director’s fee. Mr. Sperling receives $48,000 per year under this plan, which is not included here because it relates solely to Mr. Sperling’s service as a director of Fisher prior to the Fisher Merger.

(10)	Represents compensation deferred and issued as 310 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(11)

Includes matching Company contributions of $15,000 under the Matching Charitable Donation Program for Directors and $22,398 of Company dividends accrued in the form of dividend equivalents in 2023 on deferred stock units held in the Directors Deferred Compensation Plan. (See “Matching charitable donation program” above.)

(12)	Represents compensation deferred and issued as 282 deferred stock units pursuant to the Directors Deferred Compensation Plan.

(13)	Includes $2,473 of Company dividends accrued in the form of dividend equivalents in 2023 on deferred stock units held in the Directors Deferred Compensation Plan.

thermofisher.com 2024 Proxy Statement	29

Executive compensation

PROPOSAL 2

Approval of an advisory

vote on executive compensation

Each year, we provide our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table (our “Named Executive Officers” or NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules.

We encourage our shareholders to read the “Compensation discussion and analysis” section below, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the year ended December 31, 2023.

As an advisory vote, this proposal is not binding. However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

We hold an advisory vote on executive compensation annually. Following the 2024 Annual Meeting, the next vote will occur at our 2025 Annual Meeting.

Compensation discussion and analysis

This compensation discussion and analysis provides an overview of the components of our executive compensation program and the 2023 decisions of the Compensation Committee (referred to in this “Compensation discussion and analysis” section as the “Compensation Committee” or “Committee”) for our 2023 NEOs, who are:

Named Executive Officer	Title	Date of Appointment to Current Role	Tenure (in years)

Marc N. Casper	Chairman, President and Chief Executive Officer	October 2009	22

Stephen Williamson	Senior Vice President and Chief Financial Officer	August 2015	22

Michel Lagarde	Executive Vice President and Chief Operating Officer	January 2022	8

Gianluca Pettiti	Executive Vice President	December 2021	18

Lisa P. Britt	Senior Vice President and Chief Human Resources Officer	March 2017	7

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EXECUTIVE COMPENSATION

2023 vote on Named Executive Officer compensation and shareholder engagement

At the 2023 Annual Meeting of Shareholders, our shareholders approved say-on-pay with a 79% favorable advisory vote. We were disappointed with this outcome, particularly given our long-term differentiated performance on total shareholder return relative to the S&P 500 Index as highlighted in the “Executive summary” section of this “Compensation discussion and analysis”. The Compensation Committee and the full Board took this vote outcome seriously, and prior to and following the 2023 Annual Meeting of Shareholders, we expanded our shareholder engagement efforts to understand shareholder concerns behind the lower support of the say-on-pay proposal compared to the prior year and to develop appropriate responsive actions.

Our Board and management team are committed to engaging with and listening to our shareholders. During 2023, following the 2023 Annual Meeting of Shareholders, we proactively contacted shareholders representing approximately 50% of our outstanding shares to solicit their feedback and ensure that we had firsthand knowledge of their perspectives and any concerns specifically related to our executive compensation programs. Our engagement, comprised of members of the Compensation Committee and members of the management team representing legal, investor relations, and sustainability teams, met with 42 shareholders representing over 39% of our outstanding shares, including shareholders that contacted us for a meeting, to better understand our shareholders’ perspectives and develop appropriate responsive actions.

In our engagement meetings, our shareholders expressed general satisfaction with our executive compensation program. They also expressed a range of alternatives on how to structure the program.

Topic	What we heard	How we responded

Disclosure	• Shareholders expressed a desire for further explanation of the Compensation Committee’s program design choices

•  We updated our “Compensation discussion and analysis” to include a new “Executive summary” section explaining in greater detail the Compensation Committee’s executive compensation program design choices. See pages 32 and 33

Long-term incentive (“LTI”) mix

•  Shareholders expressed a range of views on the mix of long-term incentives in our executive compensation program; some expressed a preference for a greater mix of performance-based restricted stock units, and others expressed a preference for a greater mix of options

•  To address shareholder feedback, in February 2024, after considering a range of alternatives, the Committee changed the mix of our CEO’s annual equity grant, to (i) increase the percentage of performance-based restricted stock unit awards to 50% (previously 40%), and (ii) increase the percentage of stock options to 50% (previously 40%). Mr. Casper no longer receives time-based restricted stock units (previously 20%). See page 42

Peer Group	• Some shareholders expressed curiosity around the composition of the Peer Group that we use for external benchmarking

•  The Compensation Committee conducts a comprehensive review of the Peer Group annually, and considers a number of factors, including industry, revenue and market capitalization.

•  During the July 2023 review, the Committee determined that as a result of a recent large acquisition undertaken by Cigna Corporation, that company fell outside one or more of the defined size parameters and was removed from our 2024 Peer Group. Two companies, PepsiCo and Broadcom, were added to the 2024 Peer Group, reflecting their relevance to the Company.

•  The Company now falls at the 55th percentile of the 2024 Peer Group in terms of revenue and market capitalization. See page 49

As part of its assessment of our executive compensation programs, the Compensation Committee reviewed voting results, evaluated shareholder feedback and considered other factors discussed in this Proxy Statement, including the importance of alignment of our compensation program with the long-term interests of our shareholders and the relationship between risk-taking and the incentive compensation we provide to our NEOs.

Looking to the future, the Company is committed to maintaining ongoing communication with our shareholders, to ensure we continue to remain fully aware of shareholder expectations for our executive compensation practices.

thermofisher.com 2024 Proxy Statement	31

EXECUTIVE COMPENSATION

Executive summary

Financial and operational highlights

In 2023, we operated with speed at scale to enable the success of our customers, while demonstrating incredibly strong operational discipline and commercial execution. During the year, we delivered differentiated short-term performance while at the same time strengthening our long-term competitive position. Our revenue was $42.9 billion, GAAP diluted earnings per share attributable to Thermo Fisher (“EPS”) was $15.45, adjusted EPS* was $21.55 per share, and we generated strong free cash flow* of $7.01 billion.

5-YEAR TSR PERFORMANCE

We once again delivered meaningful share gain with our industry leading products, services, and expertise. We leveraged our PPI business system to enable outstanding execution, including appropriately addressing our cost base to effectively navigate a challenging macroeconomic environment, driven primarily by three factors: the unwind of the COVID-19 pandemic, cautious customer spending and low economic activity in China. At the same time, we strengthened our long-term competitive position with high-impact innovation, additional investments in our capabilities, further strengthening our trusted partner status with our customers, and exciting and complementary acquisitions.

Executive compensation program aligned with the shareholder experience

We strive to align the interests of our executive team with the interests of our shareholders by tying their incentive compensation opportunities to the achievement of specific strategic and financial goals. Our executive compensation program is designed such that performance-based pay constitutes a significant majority of our executives’ total potential compensation. We aim to set rigorous financial and non-financial targets to reward the achievement of both short-term and long-term performance success, as well as to retain, develop and motivate our key talent.

Our executive compensation is predominantly at-risk and performance-based. For our compensation program to be successful, it needs to effectively align with our key strategic and financial goals. We achieve this by delivering 91% of the target compensation for our CEO and 84% of the target compensation for our other NEOs in the form of at-risk, variable pay that is directly tied to clearly articulated strategic and financial performance measures. The 2023 target direct compensation mix for our CEO and other NEOs is shown in the graphic below.†

Performance targets maintained the same level of rigor as in the prior year and reflected anticipated decline in revenue related to COVID-19 testing, vaccines, and therapies. The performance metrics used in our 2023 annual and long-term incentive programs reflect a focus on the Company’s performance against the operating plan, including with respect to organic revenue growth, adjusted net income, free cash flow, and adjusted earnings per share. The performance metrics also reflect a focus on relative total shareholder return. Consistent with prior years, our 2023 targets aligned with our publicly disclosed outlook for the year, including the expected negative impact in 2023 from the roll-off of COVID-19 pandemic related revenue, which was expected to decline year over year as the societal need for COVID-19 testing, vaccines and therapies declined. In light of the relevant economic conditions at the time of goal-setting in early February 2023, the Committee established targets that maintained the same level of rigor as in the prior year, were appropriately challenging and sufficiently realistic in order to motivate and retain our executives. From the time the target goals were set, market conditions deteriorated significantly throughout the year due to the unwind of the COVID-19 pandemic, cautious customer spending, particularly from our biotech customers, and low economic activity in China. Despite our ability to deliver differentiated results relative to peers, the Company did not meet most of the financial goals outlined in the 2023 operating plan.

*

Adjusted EPS and free cash flow are financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement defines these and other non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

32	thermofisher.com 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation realized by our CEO and by our other NEOs in 2023 is 35% and 40% of target compensation, respectively.† 2023 was a challenging year, which demanded navigating a challenging macroeconomic environment, cautious customer spending, and the unwind of the COVID-19 pandemic. Despite this challenging macroeconomic environment, the Company delivered differentiated performance relative to our peers and strengthened our competitive position for the long-term. Our executive compensation program outcomes for 2023 reflected our slower-than-expected growth, with pay realized by our executives in 2023 reflecting Company performance.

†

Amounts reflected in the target compensation figures shown in the graphics above include (i) 2023 base salary (as effective as of April 2, 2023), (ii) 2023 target annual incentive plan compensation and (iii) 2023 target value of the annual long-term equity incentive program awards, in each case as approved by the Compensation Committee. These amounts exclude compensation described in the All Other Compensation column of the Summary Compensation Table and the related footnote. Amounts reflected in the realized compensation figures shown in the chart above include (i) 2023 base salary earned, (ii) the amount earned under the 2023 annual incentive plan, and (iii) the intrinsic value of the long-term equity incentive program awards granted in 2023, in each case based on a stock price of $530.79 at December 29, 2023. The intrinsic value of the long-term equity incentive program awards granted in 2023 excludes the value of options, which were underwater as of December 29, 2023, and the value of performance-based restricted stock units granted in 2023, which were cancelled.

2023 annual incentive plan payouts were earned below target. The annual incentive plan paid out at 72.2% of target for our NEOs, which included below-threshold performance for most of the financial performance goals. With regard to the non-financial component of our annual incentive plan, the Compensation Committee determined that a payout at 200% was appropriate. During the year, management made significant progress toward delivering on the Company’s overall Mission, our goal to deliver on our commitments to all stakeholders, and advancing our position as the world leader in serving science. Key factors that the Committee considered in making this determination were that our executive team demonstrated agility by, among other things:

•	leveraging the PPI business system to appropriately manage costs;

•	navigating the changing environment very effectively;

•	gaining market share;

•	meaningfully strengthening customer allegiance and relationships;

•	delivering strong financial performance relative to the industry;

•	capitalizing on these dynamic times to enhance the Company’s long-term competitive position.

These accomplishments positioned the Company for success in 2024 and beyond and served to continue to advance our position as the world leader in serving science. This determination was also driven by the Compensation Committee’s appreciation of the dynamic macroeconomic environment and the importance of retaining key talent to lead the Company to execute well in 2024.

2023 PRSU performance was below threshold and PRSUs were cancelled. The Company did not meet the financial threshold performance levels for the 2023 long-term performance-based restricted stock units (“PRSUs”), and consistent with our pay-for-performance philosophy, the PRSUs awarded to our NEOs were cancelled in their entirety.

2023 stock options were underwater and had zero intrinsic value as of the end of the year. Stock options directly tie the interests of executives with shareholder value, as stock options only deliver value if the Company’s share price appreciates from the Company’s share price at the time of grant. Stock options incentivize long-term future earnings or returns, which results in maximum value creation for shareholders over the long-term.

As we enter 2024, we will continue to take decisive actions to appropriately manage the Company, focusing on delivering differentiated short-term performance while simultaneously strengthening our long-term competitive position and outlook. We will continue to monitor our executive compensation programs to ensure we balance our objective to incentivize, motivate and retain our executives while aligning outcomes with those of our shareholders. Our overarching objective is that our compensation programs drive the behaviors and results we expect and that are in the best interests of our shareholders.

The attractive long-term outlook for the life sciences industry remains strong. We remain uniquely positioned to help our customers navigate the current environment, capture incremental opportunities and exit this period an even stronger industry leader with a very bright future.

thermofisher.com 2024 Proxy Statement	33

EXECUTIVE COMPENSATION

Compensation objectives

The goal of our executive compensation program is to provide market-competitive total compensation programs that promote the achievement of key strategic and financial performance, motivate long-term value creation, align executive officers’ interests with those of our shareholders, and attract and retain the best possible executive talent.

Compensation philosophy

We believe the most effective way to achieve these objectives is to reference the market median for target direct compensation, with adjustment for performance and experience, and to offer performance-based incentives tied to clearly articulated performance measures aligned to our key strategic and financial goals that reward our executives for over-performance and hold them accountable for under-performance. This philosophy is the foundation for evaluating and continuously improving the effectiveness of our executive pay program. The following are the core elements of our executive compensation philosophy:

Performance-Based	Shareholder Aligned	Market Competitive

A significant portion of executive compensation should be “at-risk,” performance-based pay	Incentives should be structured to create a strong alignment between executives and shareholders on both a short-term and long-term basis	Compensation levels and programs for executives should be competitive relative to the markets in which we operate and compete for talent

By incorporating these core design elements, we believe our executive compensation program is in line with, and supportive of, our objectives of driving and rewarding performance and creating long-term value for our shareholders. In addition, we believe our executive compensation program is effective in attracting and retaining the level of talent we need to successfully manage and grow our business.

Compensation governance practices

To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ strong governance practices, including mitigating undue risk associated with compensation by using a combination of vehicles that collectively promote the achievement of business results, retention and sustainable long-term value creation, as well as using stock ownership guidelines, a clawback policy, a stock holding requirement for our CEO, and other risk mitigation tools.

The Compensation Committee recognizes that the long-term success of our executive compensation program requires a robust framework of compensation governance, and regularly reviews external executive compensation practices, shareholder feedback and trends and considers them when updating our executive compensation program, as highlighted below.

What we do	What we don’t do

 Deliver the majority of compensation in the form of at-risk, variable pay

 Align pay with performance and Company strategy

 Utilize performance metrics closely aligned with the Company’s strategic growth drivers

 Benchmark compensation levels against appropriate companies in related industries, of a similar size and business complexity

 Reference the market median when reviewing compensation for our NEOs

 Cap maximum payouts for our performance-based incentive plans

 Clawback policy for the recoupment of compensation in certain situations

 Robust stock ownership requirements

 Two year holding requirement on 50% of net stock vesting under the CEO’s time- and performance-based restricted stock units

 Engage an independent compensation consultant

 Double-trigger change in control provisions

 Regular shareholder engagement on compensation and other stewardship topics

  No tax gross ups

  No plans that encourage excessive risk

  No guaranteed pay increases

  No guaranteed bonuses or equity awards

  No dividends paid on equity awards prior to vesting

  No hedging or pledging of Company common stock by directors or executives

  No excessive perquisites

  No pension or supplemental executive retirement plans (“SERPs”)

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EXECUTIVE COMPENSATION

Components of our compensation program

Type	Element	Link to Shareholder Value	Key Features

	Base salary	Provide market competitive, baseline compensation to attract and retain the best possible executive talent	• Reviewed annually; changes generally effective March/April • Reference market median for all NEOs • Takes into account level of responsibility, time in role, and individual performance

	Annual incentive	Promote, incentivize and reward the achievement of key strategic and financial performance measures; promote retention

•  Cash-based

•  Reference market median for all NEOs for target total cash (base salary plus target annual incentive)

•  Maximum opportunity capped at 200% of target

•  Based on performance goals tied 70% to financial measures (organic revenue growth, adjusted net income, free cash flow)*, and 30% to non-financial strategic measures, including ESG priorities

	Long-term incentives	Performance-based restricted stock units
Align interests of executives with those of our shareholders by motivating and rewarding achievement of financial performance and long-term shareholder value; promote retention

•  Reward achievement of financial goals (organic revenue growth, adjusted EPS)*, and align interests of executives with those of our shareholders by assessing TSR relative to some of the highest performing companies in the S&P 500 over the long-term

•  Stock-based incentive compensation that, if earned, vests in 3 annual installments, subject to a further relative TSR metric based on stock price performance over a three-year performance period

	For more information on our long-term incentive mix philosophy, see “2023 equity award mix” on page 42.	Stock options
		Promote the long-term value-creating actions necessary to increase the market value of stock, as award only provides value if our stock price appreciates; promote retention	• Stock-based incentive compensation that vests in 4 equal annual installments
Time-based restricted stock units
		Promote long-term retention, stock ownership, and alignment of interests with shareholders	• Stock-based incentive compensation that vests over 3.5 years

*

Organic revenue growth, adjusted net income, free cash flow and adjusted EPS are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Pay and performance alignment

For our compensation program to be successful, it needs to effectively align with our key strategic and financial goals. We achieve this by delivering the majority of compensation in the form of at-risk variable pay that is directly tied to clearly articulated strategic and financial performance measures. To ensure alignment with shareholder value creation we also assess total shareholder return (“TSR”) relative to some of the highest performing companies in the S&P 500.

The majority of our NEOs’ target 2023 compensation is at-risk and variable, with the mix well-aligned to practices of our Peer Group companies. The 2023 target direct compensation mix for our CEO and other NEOs are shown in the table above.

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EXECUTIVE COMPENSATION

Compensation consultants

In 2023, the Committee in its sole discretion retained Pearl Meyer as its independent compensation consultant. Pearl Meyer does not provide any other services to the Company. The Committee performed its annual independence review of Pearl Meyer and determined that Pearl Meyer’s work for the Committee does not raise any conflict of interest. Pearl Meyer reports directly, and provides various executive and director compensation services, to our Compensation Committee, including the following:

•	reviews executive and director compensation programs of the Company and its Peer Group (see page 49 for further detail on the Peer Group)

•	analyzes the relative performance of the Company

•	reviews emerging trends and best practices in executive compensation and director compensation

•	provides input on the Company’s Proxy Statement disclosure and Company compensation programs

•	performs risk assessment

2023 compensation decisions and outcomes

Base salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Decisions regarding individual positioning take into account level of responsibility, time in role, current salary and individual performance, as well as the most relevant external market reference.

In February 2023, the Committee considered the market data collected by Pearl Meyer in combination with the factors listed above. As a result of this review, in February 2023 the Committee approved increases to base salaries for our NEOs, resulting in salary increases ranging from 2.4% to 16.1% as compared to base salaries in effect on December 31, 2022.

Named Executive Officer	2022 Base Salary(1)	2023 Base Salary (Effective April 2, 2023)	Increase

Marc N. Casper	$1,700,000	$1,740,000	2.4%

Stephen Williamson	$985,000	$1,024,400	4.0%

Michel Lagarde	$1,075,000	$1,107,250	3.0%

Gianluca Pettiti	$775,000	$900,000	16.1%

Lisa P. Britt	$675,000	$702,000	4.0%

(1)	As in effect on December 31, 2022.

The base salary increases approved in February 2023 are reflective of prevailing market merit and performance increase practices to ensure that our NEOs’ base salary levels remain positioned competitively relative to the market. In addition, the base salary increase provided to Mr. Pettiti rewards the strong performance he has achieved within a short tenure in his current role, and improves his relative positioning to comparable executive roles.

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EXECUTIVE COMPENSATION

Annual incentive plan

OVERVIEW

Each year, the Committee approves for each executive an annual target incentive amount expressed as a percentage of the executive’s base salary. The 2023 targets are set forth in the “2023 Named Executive Officer annual incentive payouts” table. The final award can range from 0% to 200% of target, depending on the financial and non-financial performance of the Company against pre-set performance targets. In exceptional circumstances, the Committee can apply discretion when determining an achievement factor. In fiscal year 2023, the Compensation Committee did not exercise discretionary authority with regard to our NEOs.

Awards are paid out, if earned, in the first quarter of the following year based on the following methodology:

Executive Base Salary Paid in Performance Year	X	Executive Target Annual Incentive %	X	Overall Performance Score % (70% Financial + 30% Non-Financial)	=	Final Award

PERFORMANCE METRIC SELECTION

The financial metrics that we use for our annual incentive plan are designed to promote the achievement of key financial performance measures, and capture what we view as the main financial drivers of shareholder value: maximizing revenue, managing operating expense, controlling other costs, and maintaining process discipline and sound execution. In determining the achievement of the financial measures, the Company’s actual performance is then measured relative to the Company’s performance goals for 2023 set at the beginning of the year.

To better balance annual incentive plan determinations across financial and non-financial strategic considerations, the Committee also assesses non-financial performance across 4 identified areas of strategic importance. Quantitative and qualitative corporate performance goals are pre-established in 4 categories, and the Compensation Committee evaluates achievement of the goals at year-end and determines the degree to which each defined goal was exceeded, met, or not achieved. These non-financial performance goals are established, and overall achievement of the non-financial performance element of our annual incentive plan is assessed, by reference to our overall goal to deliver on our commitments to all stakeholders and advance our position as the world leader in serving science, which we believe creates value for our shareholders and benefits our employees, customers, and communities.

In line with our commitment to robust CSR practices, the Committee has determined that one of the areas of strategic importance to the Company was the achievement of its ESG priorities, and explicitly incorporated these ESG priorities as one of the 4 non-financial measures of the annual incentive program.

The Committee selected the financial measures described below and further defined in Appendix A, as opposed to financial measures computed under GAAP, because this is consistent with how management measures and forecasts the Company’s performance, and as such, how the Company communicates performance to investors. The use of adjusted measures enables investors and management to compare the Company’s performance to the market on a like-for-like basis, which is particularly important given the varying degrees of acquisition across peer companies and the acquisitive nature of the Company.

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EXECUTIVE COMPENSATION

Measure	Why It Matters

Financial*

Organic revenue growth

•  Reflects financial performance, which is a strong indicator of our long-term ability to drive shareholder value

•  Allows comparison of financial results to both acquisitive and non-acquisitive peer companies

•  Prevalent, industry-relevant measure of growth

Adjusted net income

•  Reflects achievement of our strategic goals by encouraging efficient operations and resource allocations, in order to maximize earnings relative to the revenue environment

•  Ensures all employees can contribute to the success of the Company

Free cash flow	• Reflects quality of earnings and cash flows that may be reinvested in our businesses, used to make acquisitions, or returned to shareholders in the form of dividends and/or share repurchases

Non-Financial

ESG priorities	• Incentivizes executives to support our commitment to environmental, social, and governance matters • Supports the Company’s sustainable, long-term performance

Position Company for accelerated revenue growth	• Strong indicator of our long-term ability to drive shareholder value by effectively meeting the needs of our customers in all of the end markets that we serve

Position Company to drive margin expansion over mid-term	• Drives strong future profitability

Effectively execute capital deployment strategy	• Properly managing the strategic use of capital through acquisitions, dividends, share repurchases and debt repayment is of paramount importance to the Company’s long-term financial health

*

Organic revenue growth, adjusted net income and free cash flow are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

RIGOROUS GOAL SETTING

In February of each year, the Compensation Committee sets challenging annual goals, taking into account Company and industry outlooks for the year, historical and projected growth rates for the Company and its peers, and performance expectations from analysts. The Company’s annual operating and 5-year strategic plans serve as the basis of the annual earnings guidance we communicate to investors. The annual operating plan builds on the prior year’s results and is based on the anticipated business environment. As a result, the goals established for our annual company performance measures are closely aligned with our annual corporate operating plan and the financial objectives we communicate to investors.

In setting performance goals, the Committee generally establishes standards such that the target payout (100% of target bonus) represents attractive financial performance and can be achieved with strong execution; payouts above 150% of this target require outstanding performance.

The Compensation Committee followed the process described above when establishing our 2023 performance targets. Consistent with prior years, our 2023 targets considered analyst expectations and competitors’ publicly disclosed projected performance, including the expected negative impact in 2023 from the roll-off of COVID-19 pandemic related revenue, which was expected to decline year over year as the societal need for COVID-19 testing, vaccines and therapies declined. In light of the relevant economic conditions at the time of goal-setting in early February 2023, the Committee established targets that maintained the same level of rigor as in the prior year, were appropriately challenging and sufficiently realistic in order to motivate and retain our executives.

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EXECUTIVE COMPENSATION

2023 PERFORMANCE TARGETS AND ACHIEVEMENT DETERMINATIONS

*

Organic revenue growth, adjusted net income and free cash flow are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

(1)	No payout is earned for performance below threshold.

(2)

For each 1.0% of organic revenue growth above the threshold, the payout increased proportionately by 25 percentage points to (0.61)% organic revenue growth. To reflect the increasing additional investment and effort required, for each additional 0.75% of organic revenue growth above (0.61)% and up to 0.89%, the payout increased proportionately by 25 percentage points; for each additional 0.50% of organic revenue growth above 0.89% and up to 1.39%, the payout increased proportionately by 25 percentage points; and for each additional 0.25% of organic revenue growth thereafter, the payout increased proportionately by 25 percentage points, up to a maximum opportunity of 200%.

(3)

For each additional $190 million of adjusted net income above the threshold, the payout increased proportionately by 25 percentage points to target adjusted net income of $9,066 million. To reflect the increasing additional investment and effort required, for each additional $97 million of adjusted net income between $9,066 million and $9,260 million, the payout increased proportionately by 25 percentage points and for each additional $58 million of adjusted net income above $9,260 million, the payout increased proportionately by 25 percentage points up to a maximum opportunity of 200%.

(4)

For free cash flow between $6,400 million and $7,000 million, a payout of 100% is achieved, with a maximum payout of 200% achieved for free cash flow at or above $7,000 million. There is no payout for free cash flow below $6,400.

ACHIEVEMENT EARNED ON FINANCIAL PERFORMANCE

Based on the formulaic weighted average of the organic revenue, adjusted net income and free cash flow payouts noted above, the Committee concluded an overall achievement of 17.4% of target was earned for the financial performance element.

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EXECUTIVE COMPENSATION

The Committee assesses performance in our 4 identified areas of strategic importance, taking account of the Company’s overall Mission and goal to deliver on our commitments to all stakeholders and advance our position as the world leader in serving science.

Performance Metric	Key Areas of Focus	Key Achievements

ESG priorities

•  Sustain our leadership in enabling our customers’ COVID-19 response activity through our testing and vaccines and therapies solutions

•  Continue to focus on the safety of our colleagues

•  Deepen culture of diversity, involvement and inclusion

•  Continue to improve leadership diversity

•  Make progress on our greenhouse gas emission reduction goals

•  Build on momentum to support our communities through colleague involvement and STEM education

•  Drive personal ownership of ethics, quality, safety, and regulatory compliance and cybersecurity

•  Delivered $2.3 billion of COVID-19 response revenue including $2.0 billion for vaccines and therapies and $0.3 billion in testing

•  Surpassed original goal of a 30% reduction in Scope 1 and Scope 2 emissions, and are well positioned to achieve a 50% reduction by 2030

•  Approximately 100,000 volunteer hours undertaken by colleagues, mostly supporting STEM

•  Sponsored the Society for Science’s middle school STEM research competition

•  Increased leadership diversity versus 2022

Position Company for accelerated revenue growth

•  Improve Customer Allegiance Score (CAS) vs. 2022

•  Generate significant impact and sustained value from our investments

•  Execute capacity expansion programs

•  Significant year of high impact innovation

•  CAS score at record high reflecting intense customer focus in a challenging year

•  Another year of high impact innovation, led by the groundbreaking Orbitrap Astral, and very strong pipeline for 2024

Position Company to drive margin expansion over the mid-term	• Maintain the impact of the PPI Business System • Execute projects to leverage Company scale to reduce infrastructure cost

•  PPI Business System allowed us to appropriately reduce our cost base to effectively manage the more muted market environment

•  Further expanded use of shared services and widened roll out of artificial intelligence and digital enhancements in manufacturing and selling, general & administrative

Effectively execute capital deployment strategy

•  Successfully integrate The Binding Site

•  Continue momentum with PPD synergies so that we exit the year on track to meet or beat the 3 year synergies in 2024

•  Maintain strong pipeline of M&A targets

•  Closed acquisition of The Binding Site; smooth integration and business is ahead of first year deal model

•  Raised outlook for PPD synergies, and achieved year 3 cost target a year early

•  Closed CorEvitas and maintained strong pipeline of M&A targets

Total Earned		200%

ACHIEVEMENT EARNED ON NON-FINANCIAL PERFORMANCE

The Committee determined that as a result of the key achievements noted above, we meaningfully delivered on our commitments to all stakeholders and significantly advanced our position as the world leader in serving science, and therefore concluded an overall achievement of 200% of target was earned for the non-financial performance element.

OVERALL ACHIEVEMENT

After weighing the earned factors for the financial and non-financial performance described above, the Committee concluded that a formulaic payout of 72.2% was earned.

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EXECUTIVE COMPENSATION

HOW WE ARRIVED AT THE 72.2% OVERALL PERFORMANCE SCORE

Performance Measure	Weight	Payout	Weighted Payout

Organic Revenue Growth	35%	0%	0.0%

Adjusted Net Income	30%	7.2%	2.2%

Free Cash Flow	5%	200%	10.0%

Subtotal Financial	70%	17.4%	12.2%

Non-financial	30%	200%	60.0%

Total	100%		72.2%

	Overall performance score: 72.2%

2023 NAMED EXECUTIVE OFFICER ANNUAL INCENTIVE PAYOUTS

As a result of the 72.2% overall performance score, the following payouts were earned in 2023 by our NEOs:

Named Executive Officer	2023 Target (% of Base Salary)(1)	2023 Target Award	2023 Overall Performance Score	2023 Approved Award

Marc N. Casper	210%	$3,633,058	72.2%	$2,623,068

Stephen Williamson	110%	$1,116,035	72.2%	$805,777

Michel Lagarde	115%	$1,264,091	72.2%	$912,674

Gianluca Pettiti	100%	$868,836	72.2%	$627,299

Lisa P. Britt	80%	$556,215	72.2%	$401,587

(1)

In recognition of Mr. Casper’s exemplary performance and contributions, Mr. Casper received a target bonus opportunity increase from 200% to 210% of salary in February 2023. Ms. Britt received a target bonus opportunity increase from 75% to 80% of salary in March 2023, which brought her target bonus opportunity more in line with prevailing market compensation practices for comparable executives. Opportunities for the other Named Executive Officers were unchanged from the prior year.

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EXECUTIVE COMPENSATION

Long-term incentives

OBJECTIVES

The objectives of our long-term equity incentive program are to align the interests of our executives with those of our shareholders by motivating and rewarding achievement of financial performance and long-term shareholder value and to promote retention of our executive talent. We achieve this by granting our executive officers equity through a combination of vehicles, each serving a different objective.

2023 EQUITY AWARD MIX

The Compensation Committee believes that awarding performance-based restricted stock units and stock options in equal proportion is appropriate.

Performance-based restricted stock units focus our executives on the most critical areas of performance with key operational metrics, which we believe are aligned with generating long-term shareholder value. However, future conditions cannot always be predicted with certainty, and as experienced during 2023, operating metrics may be affected by macroeconomic factors that are outside of management’s control. In such cases, these awards carry the risk of losing their incentive and retentive value.

Stock options directly tie the interests of executives with shareholder value, as stock options only deliver value if the Company’s share price appreciates from the Company’s share price at the time of grant. The Compensation Committee believes stock options incentivize long-term future earnings or returns, which results in maximum value creation for shareholders over the long-term.

The Compensation Committee also believes time-based restricted stock units are a highly effective retention tool for the rest of our NEOs, aligning the interests of our executives with those of our shareholders. The Compensation Committee believes bolstering management’s ownership of shares further incentivizes maximum value creation for shareholders over the long-term.

The Compensation Committee believes that these equity vehicles are appropriate to incentivize and retain our executives, and to align their interests with the interests of our shareholders.

2024 EQUITY AWARD MIX

In February 2024, in response to shareholder feedback, the Committee changed the mix of our CEO’s annual equity grant, to (i) increase the percentage of performance-based restricted stock unit awards to 50% (previously 40%), and (ii) increase the percentage of stock options to 50% (previously 40%). Mr. Casper no longer receives time-based restricted stock units (previously 20%).

KEY FEATURES OF 2023 EQUITY AWARDS

Performance-Based Restricted Stock Units

•  100% performance-based and subject to forfeiture if actual performance results fall below a minimum performance threshold

•  Initial calculation of earned units based on financial performance in the year, subject to a 3-year TSR metric (where target payout requires above median performance compared to peer group)

•  If earned, 3-year ratable vesting (one third per annum, subject to final adjustment based on relative TSR metric)

•  Dividends accrue (in form of dividend equivalents) and paid only to the extent underlying awards are earned and vest

•  CEO awards subject to an additional 2-year holding requirement on 50% of shares delivered upon vesting

•  Align interests of executives with those of our shareholders by motivating and rewarding achievement of financial performance and long-term shareholder value; promote retention

Stock Options

•  100% performance-based, as award has no value unless stock price appreciates over time

•  4-year ratable vesting (one quarter per annum)

•  Exercise price equal to closing price on date of grant

•  8-year term promotes long-term value-creating actions and retention

Time-Based Restricted Stock Units

•  3.5-year vesting (15%, 25%, 30% and 30% after 6, 18, 30 and 42 months, respectively)

•  Dividends accrue (in form of dividend equivalents) and paid only on vested awards

•  CEO awards subject to an additional 2-year holding requirement on 50% of shares delivered upon vesting

•  Promote long-term retention, stock ownership, and alignment of interests with shareholders

To promote retention, awards generally provide that any unvested awards are forfeited upon termination of service, except as described in the section titled “Treatment of equity.”

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EXECUTIVE COMPENSATION

2023 NAMED EXECUTIVE OFFICER EQUITY AWARDS

As further discussed in “Annual compensation review” on page 48, the Committee reviewed the Peer Group information provided by Pearl Meyer, Company and business unit performance, individual performance, prevailing market trends, feedback from shareholders, and the views of both the CEO (in the case of the other NEOs) and the other non-employee directors of the Board, and applied its judgment to determine that the following equity awards were appropriate, and aligned with our compensation philosophy and our strategic market positioning. The target values and actual award values as of the grant date in February 2023 of the awards made to each of our NEOs are reflected in the table below. The difference between the approved target value and the actual grant date value reported below and in the compensation tables that follow reflects the variation between the 20-day average stock price ending 5 trading days prior to the Compensation Committee meeting, which is used to calculate the target award value, and the closing price of our common stock on the grant date, which is used as the basis for calculating the actual grant date value for accounting purposes, as well as other minor differences in the option pricing variables used for each calculation.

		Grant Date Accounting Value of 2023 Award
Named Executive Officer	Approved Target 2023 LTI Award Value	Stock Options	Time-Based Restricted Stock Units	Performance- Based Restricted Stock Units	Total Reported 2023 LTI Award Value

Marc N. Casper	$14,500,006	$5,536,313	$2,740,355	$5,616,666	$13,893,334

Stephen Williamson	$4,400,065	$1,680,428	$831,374	$1,704,166	$4,215,968

Michel Lagarde	$5,249,949	$2,004,706	$992,056	$2,033,533	$5,030,295

Gianluca Pettiti	$4,250,065	$1,622,562	$803,406	$1,646,274	$4,072,242

Lisa P. Britt	$1,750,041	$668,291	$330,685	$677,844	$1,676,821

2023 PERFORMANCE-BASED RESTRICTED STOCK UNITS

Performance metric selection

Our performance-based restricted stock unit awards are directly tied to clearly articulated strategic and financial performance measures. To ensure alignment with shareholder value creation, we also assess TSR relative to some of the highest performing companies in the S&P 500. Further details on these metrics are provided in the table below:

Financial Measure	Why It Matters

Organic revenue growth*

•  Strong indicator of our long-term ability to drive shareholder value

•  Allows comparison of financial results to both acquisitive and non-acquisitive peer companies

•  Prevalent, industry-relevant measure of growth

Adjusted earnings per share (“adjusted EPS”)*	• Prevalent, industry-relevant measure of delivery of shareholder value • Metric is closely followed by shareholders, analysts and investors

Total shareholder return

•  Offers clear alignment between the interests of management and shareholders

•  Summary indicator of long-term performance

•  Relative (as opposed to absolute) nature of goals accounts for macroeconomic factors impacting the broader market

*

Organic revenue growth and adjusted EPS are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Rigorous goal setting

We set challenging goals for organic revenue growth and adjusted EPS following the process described on page 38. With regard to these measures for this 3-year award, performance is measured over the fiscal year in which the award is made. The Committee believes a one-year measurement period for these metrics is appropriate given the dynamic and acquisitive nature of the Company. The incorporation of the financial results of the acquired entities into the Company’s financial results that would occur over a longer measurement period could undermine the program rigor, resulting in an undue windfall to participants. To mitigate against this scenario, we use a one-year measurement period to incentivize executives to achieve these metrics, but ensure long-term retention of executives through the use of a 3-year vesting period. In addition, the incorporation of a long-term, 3-year relative TSR metric ensures executives’ interests are aligned with those of

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EXECUTIVE COMPENSATION

shareholders with regard to the Company’s performance over the long-term. Finally, by using performance-based restricted stock units that vest over a 3-year period, the Committee incentivizes executives to take a long-term view, as any impact to the Company’s long-term performance will decrease the realizable value of the executive’s award.

2023 financial performance targets and achievement before relative TSR metric is applied

The performance targets and level of payout that apply to awards made in February 2023 are structured in a matrix, meaning that strong performance is required with respect to both organic revenue growth and adjusted EPS to earn an above-target payout.

The weighting of the financial performance targets for 2023 were:

	Organic Revenue Growth (50%)(1)(2)	Adjusted EPS (50%)(1)(2)

Threshold (0% payout on each measure, total payout of 0%)	Less than (3.61)%	Less than $21.88

Baseline (50% payout on each measure, total payout of 100%)	(0.61)% to 0.13%	$23.35 to $23.59

Maximum (100% payout on each measure, total payout of 200%)	1.64% and above	$24.15 and above

Actual Results	(5.21)%	$21.55

Payout Factor	0%

(1)

There are a variety of payout scenarios for financial results between the threshold and maximum levels. Payouts under the program are step-wise, based on standalone organic revenue growth in equal proportion to adjusted EPS, with no graduated payout at intermediate points. The Compensation Committee had discretion to revise the performance targets above through September 23, 2023 should the global operating environment have been markedly different than anticipated on the date of grant. In fiscal year 2023, the Compensation Committee did not exercise this discretionary authority with respect to our NEOs.

(2)

In setting these goals, the Committee considered analyst expectations and competitors’ publicly disclosed projected performance, including the expected negative impact in 2023 from the roll-off of COVID-19 pandemic related revenue, which was expected to decline year over year as the societal need for COVID-19 testing, vaccines and therapies declined. In light of the relevant economic conditions at the time of goal-setting in early February 2023, the Committee established targets that maintained the same level of rigor as in the prior year, were appropriately challenging and sufficiently realistic in order to motivate and retain our executives.

The award is structured such that one-third of the total number of units earned would vest on February 28, 2024, and the same number of restricted units would vest on both the first anniversary and the second anniversary of this vesting date, so long as the executive is employed by the Company on each such date (subject to certain exceptions). In addition, the award would have been subject to further adjustment based on our TSR, as discussed below.

The Company did not meet the financial threshold performance levels for our performance-based restricted stock units, and consistent with our pay-for-performance philosophy, the performance-based restricted stock units were forfeited in their entirety.

PERFORMANCE ACHIEVEMENT BEFORE APPLICATION OF RELATIVE TSR METRIC

Actual organic revenue growth for the year was (5.21)% and actual adjusted earnings per share for the year was $21.55, resulting in a payout of 0%.

Because the performance-based restricted stock unit performance was below threshold and the performance-based restricted stock units were cancelled, there will be no adjustment based on relative TSR performance, as further discussed below.

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EXECUTIVE COMPENSATION

TSR metric

In connection with the performance-based restricted stock units awarded in February 2023, at the end of the 3-year performance period beginning on January 1, 2023 and ending on December 31, 2025, the Company’s 3-year TSR for the performance period would have been measured against some of the higher-performing companies in the S&P 500, which have a median TSR exceeding the S&P 500, and are shown in the peer group below (“2020 TSR Peer Group”).

2020 TSR Peer Group

3M Company	Cigna Corporation	Medtronic, Inc.

Abbott Laboratories	Cisco Systems, Inc.	Merck & Co., Inc.

AbbVie Inc.	CSX Corporation	Merck KGaA

Amgen Inc.	Danaher Corporation	NIKE, Inc.

AstraZeneca plc	Eaton Corporation plc	Pfizer, Inc.

Automatic Data Processing, Inc.	Eli Lily and Company	Stryker Corporation

Becton, Dickinson and Company	Gilead Sciences Inc.	Texas Instruments Incorporated

Biogen Inc.	Honeywell International Inc.	The Boeing Company

Boston Scientific Corp.	Illinois Tool Works Inc.	The PNC Financial Services Group, Inc.

Bristol-Myers Squibb Company	Johnson & Johnson	Thermo Fisher Scientific Inc.

The number of performance-based restricted stock units finally distributed on the third and final vesting date in 2026 would have been subject to further adjustment based on the Company’s relative performance against this high-performing 2020 TSR Peer Group, as shown below.

3-Year TSR Performance	Adjustment to Final Distribution	Impact on Total Earned Shares

Increase in Payout

Top Quartile (75th percentile or greater)	+30%	+10%

2nd Quartile (50th - 74th percentile)	+15%	+5%

Decrease in Payout

3rd Quartile (25th - 49th percentile)	-15%	-5%

Bottom Quartile (24th percentile or below)	-30%	-10%

To earn an upward further adjustment based on relative TSR, the Company would have needed to deliver exceptional performance, as TSR performance in the bottom half of the already high-performing 2020 TSR Peer Group would have resulted in a downward adjustment to the amount of total shares earned.

Because the Company did not meet the financial threshold performance levels for the performance-based restricted stock units granted to our NEOs in 2023, the performance-based restricted stock units were cancelled in their entirety, and there will be no adjustment based on relative TSR performance.

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EXECUTIVE COMPENSATION

RELATIVE TSR DETERMINATION FOR 2021 PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

In February 2022, the Compensation Committee certified the payout level of the performance-based restricted stock unit awards granted to our executives in February 2021 (“2021 PSUs”), prior to the application of the TSR metric, at 175%. The 2021 PSUs were eligible to be earned based on achievement versus an organic revenue growth* goal and an adjusted EPS goal*, measured over the fiscal year in which the award was made.

The 2021 PSUs were also subject to further adjustment based on the Company’s relative TSR performance. The Company’s TSR for the 3-year performance period beginning on January 1, 2021 and ending on December 31, 2023 was measured against the 2020 TSR Peer Group (as defined above) at the end of the three-year vesting cycle. Thermo Fisher’s 3-year TSR was in the 41st percentile of the 2020 Peer Group, so the payout level was adjusted downward by 5%, resulting in a final payout level of 166.25%. In order to effectuate this further adjustment, the third tranche of the award, which vested in February 2024, was reduced by 15%.

The table below shows the target and earned 2021 PSUs for those NEOs who had received this grant.

Named Executive Officer	Target Number of Shares	Total Number of Shares Earned Prior to Application of TSR Metric	Total Number of Shares Earned After Application of TSR Metric

Marc N. Casper	9,200	16,100	15,295

Stephen Williamson	2,800	4,900	4,655

Michel Lagarde	3,475	6,081	5,777

Gianluca Pettiti	2,725	4,769	4,530

Lisa P. Britt	1,050	1,838	1,746

*	Organic revenue growth and adjusted EPS are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these non-GAAP financial measures.

PERFORMANCE ACHIEVEMENT AFTER APPLICATION OF RELATIVE TSR METRIC

The 2021 PSUs were earned at 175% prior to the application of the relative TSR metric. Thermo Fisher’s actual 3-year relative TSR was in the 41st percentile of the 2020 Peer Group, and the payout level was further adjusted downward by 5%, resulting in a final payout level of 166.25%.

TSR LONG-TERM INCENTIVE STOCK OPTION AWARDS

In September 2020 the Committee approved a performance-based stock option program for senior leaders, including our executives (the “2020 TSR award”). To earn a payout, the Company needed to deliver exceptional, sustained performance against the 2020 TSR Peer Group defined above.

Relative TSR was measured over 3 overlapping periods, each 5 years in length. Thermo Fisher’s relative performance determined the ultimate number of performance-based stock options that cliff vested in March 2024. If Thermo Fisher TSR ranked in the top ten companies (i.e. top third) (i) in one period, 33% of the award would vest, (ii) in two periods, 67% of the award would vest, and (iii) in 3 periods, 100% of the award would vest.

PERFORMANCE ACHIEVEMENT

The results for each 5-year performance period under the plan were calculated when each of the performance periods were completed. For all 5-year performance periods under the plan, Thermo Fisher ranked among the top ten TSRs of the 2020 TSR Peer Group and met the performance requirement.

Based on performance, 100% of the 2020 TSR award was earned and vested in 2024.

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EXECUTIVE COMPENSATION

Other compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other eligible employees.

Benefit	Key Features

401(k) plan

•  Tax qualified retirement savings plan for U.S.-based employees

•  Contributions matched 1:1 up to the first 6% of compensation deferred

•  2023 cap on matching contributions of 6% of $330,000

•  Contributions are fully vested on contribution

•  Matching contributions for employees vest after two years of employment

Deferred compensation plan

•  Available to executives and certain other highly-compensated employees

•  Participants can defer receipt of up to 100% of annual salary and/or bonus until either employment ceases or a future date prior to termination

•  Contributions matched 1:1 on the first 6% of pay that is deferred over the 401(k) limit

Perquisites

•  Executive long-term disability insurance

•  Executive life insurance

•  Executive physical benefit

•  Executive financial planning services (except for the CEO)

•  A $3 million term life insurance policy for the CEO

•  Limited non-business use of the corporate aircraft

•  Security services, including home security systems, monitoring and additional personal security services for the CEO

•  No tax gross-ups are provided on any perquisites

Severance and change in control benefits	• Executives are entitled to specified benefits on termination in certain circumstances • ‘Double trigger’ change in control agreements • No tax gross-ups

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EXECUTIVE COMPENSATION

Executive compensation decision-making process

Compensation oversight

The Committee, which is comprised solely of independent directors, is responsible for discharging the Board’s responsibilities relating to the compensation of our executives, including our CEO.

The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executives. This includes reviewing and approving the compensation of the executives, approving performance goals, reviewing the achievement of performance goals at year end, administering our equity programs, and reviewing and recommending to the Board management succession plans.

Annual compensation setting process

The Compensation Committee undertakes a number of activities each year. The primary areas of focus are discussed in more detail below.

Annual compensation review

Typically, during the first quarter of each calendar year, the Committee conducts an annual compensation review. As part of this review, the Committee reviews information provided by its independent compensation consultant, Pearl Meyer, and recommendations presented by the CEO (for the other executive officers) with respect to annual base salary increases, annual incentive opportunities and equity grant sizes and mix.

In reaching its decisions, the Committee applies its judgment to determine and set the appropriate mix and level of compensation for the executives. A range of perspectives is taken into account, including the Peer Group information provided by Pearl Meyer, Company and business unit performance, individual performance, prevailing market trends, feedback from shareholders, and the views of both the CEO and the other non-employee directors of the Board. The Committee then approves any changes to base salaries, bonus opportunities, and equity grant sizes and mix. As a final step, the Committee considers each element of pay in isolation and collectively, to ensure that in combination the overall total compensation is aligned with the Company’s compensation philosophy and our strategic market positioning.

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Compensation peer group

Factors considered in determining the Peer Group. Each year the Committee reviews the companies that are included in the compensation peer group (the “Peer Group”), which is used as a reference point to review and set executive compensation. In determining appropriate companies for inclusion in the Peer Group, the Committee considers a number of factors, including industry, revenue and market capitalization, as a means to assess size relative to the Company.

Determination regarding Peer Group. In July 2022, the Committee validated that the Peer Group consisting of the companies set forth below continued to be reasonable and appropriate for the purpose of gathering references and insights into compensation practices in the market. As such, no changes were made to the Peer Group used as a reference point to review and set executive compensation in February 2023.

Peer Group

3M Company	Cisco Systems, Inc.	Merck & Co., Inc.

Abbott Laboratories	Danaher Corporation	NIKE, Inc.

AbbVie Inc.	Eli Lilly and Company	Pfizer, Inc.

Amgen Inc.	Gilead Sciences Inc.	The Procter & Gamble Company

Becton Dickinson and Company	Honeywell International Inc.	Texas Instruments Incorporated

Bristol-Myers Squibb Company	Johnson & Johnson

Cigna Corporation	Medtronic plc

Our positioning relative to the Peer Group. The following chart illustrates the Company’s size compared to the Peer Group median of revenues and market capitalization, using data provided to the Committee. At the time of this review in July 2022, the Peer Group companies ranged from 0.5x to 4.4x of Thermo Fisher’s revenue and 0.3x to 2.4x of our market capitalization.

Determination regarding 2024 Peer Group. In July 2023, the Committee undertook a comprehensive review of the Peer Group. As a result of a recent large acquisition undertaken by Cigna Corporation, the company was determined to fall outside one or more of the defined size parameters and was removed from the Peer Group. Two companies, PepsiCo, Inc. and Broadcom Inc., were added to the Peer Group in July 2023, reflecting their relevance from a revenue, market capitalization and operational complexity standpoint. The Peer Group, as modified in July 2023, was used as a reference point to review and set executive compensation in February 2024 (the “2024 Peer Group”).

Our positioning relative to the 2024 Peer Group. The following chart illustrates the Company’s size compared to the 2024 Peer Group median of revenues and market capitalization, using data provided to the Committee. At the time of this review in July 2023, the 2024 Peer Group companies ranged from 0.4x to 2.3x of Thermo Fisher’s revenue and 0.25x to 2.3x of our market capitalization.

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EXECUTIVE COMPENSATION

Strategic pay positioning

The Committee considers compensation data based on practices in the Peer Group when reviewing executive compensation for the NEOs. While this reference is just one consideration in the decision-making process, the Committee has established guidelines around the strategic positioning of pay within a range that is deemed to be market competitive.

Base Salary	median

Target Total Cash(1)	median

Target Direct Compensation(2)	median

Target Compensation(3)	median

(1)	Base salary and target annual incentive

(2)	Base salary, target annual incentive and target LTI

(3)	Base salary, target annual incentive, target LTI, change in pension value and nonqualified deferred compensation earnings, and all other compensation

The individual positioning of pay will still vary as the Committee takes into account a range of factors (e.g. tenure, experience, performance, scope of role) when determining pay levels.

Managing compensation risk

The Committee believes that the Company’s executive compensation program supports its executive compensation objectives without encouraging management to take unreasonable risks. The Committee has reviewed the Company’s key compensation policies and practices and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company. The following features have a positive impact in managing compensation risk.

Support long-term view and sustainability of Company

•  Appropriate peer group is used and market median is referenced

•  Appropriate balance of fixed and variable pay, with emphasis on long-term compensation

•  Incentive plans focus on key financial and strategic goals to align to the Company’s long-term business strategy

•  Rigorous stock ownership requirements

•  Additional two-year stock holding requirement on 50% of shares delivered upon vesting applied to all CEO restricted stock units

Ability to recoup compensation	• Comprehensive clawback policy and recoupment provisions in award agreements

Committee oversight	• Annual compensation program risk assessment • Assessment considers program design and payouts

Compensation policies

Stock ownership guidelines

The Committee has adopted stock ownership guidelines that require our executives to hold shares of the Company’s common stock with a value equal to a specified multiple of their base salary (six times (6x) base salary for our CEO, and three times (3x) base salary for our other executives). These guidelines help ensure that our executives build and maintain a long-term ownership stake in the Company, which aligns their financial interests with those of the Company’s shareholders.

Executives have 5 years from the date of their appointment to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright and the value of unvested time-based restricted stock units. All of our NEOs are in compliance with this policy.

Stock holding requirement for CEO

In addition to stock ownership guidelines, the CEO has additional stock holding requirements to increase the accountability of his particular role. All time- or performance-based restricted stock units awarded to Mr. Casper are subject to a requirement that at least 50% of the net shares delivered upon vesting be held for at least two years, subject to certain exceptions. This provides further alignment of his long-term interests with those of the Company’s shareholders.

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EXECUTIVE COMPENSATION

Insider trading policy; anti-hedging and anti-pledging policies

The Company’s Insider Trading Policy (the “Insider Trading Policy”) addresses hedging, pledging and other transactions which might give the appearance of impropriety. Under the Insider Trading Policy, officers and directors of the Company are prohibited from engaging in any of the following types of transactions:

•	short sales of Company securities

•	purchases or sales of puts or calls

•

 transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are  designed  to hedge or offset any decrease in the market value of Company securities

•	borrowing against Company securities held in a margin account or pledging Company securities as collateral for a loan

Employees who are not insiders or officers are generally permitted to engage in transactions designed to hedge or offset market risk.

No unearned dividend equivalents

With respect to restricted stock units, dividend equivalents or dividends, as applicable, are paid out only on shares actually received.

Clawback

CLAWBACK POLICY

Effective as of October 2, 2023, we adopted an updated clawback policy that complies with the recently adopted final SEC rules and applies to all incentive awards received on or after October 2, 2023. Under the updated clawback policy, in the event of an accounting restatement, we have the right to recoup incentive-based compensation to the extent it was awarded in the prior 3 completed years and that should have resulted in the executive receiving a lower amount of compensation had our financial results been properly reported.

ADDITIONAL RECOUPMENT PROVISIONS IN EQUITY AWARD AGREEMENTS REGARDING MISCONDUCT

Our equity award agreements also provide for the recoupment of all or part of any proceeds received upon the sale of vested awards in the prior 12 months, if there is a breach by the executive of any non-competition, non-solicitation, confidentiality or similar covenant or agreement with us.

Equity agreements for grants made from 2020 onwards also provide for the recoupment of all or part of any proceeds received upon the sale of vested awards in the prior 12 months, in the case of a termination of any executive due to illegal or gross misconduct, or in the case of a breach by an executive of his or her fiduciary duty to the Company.

Tax considerations

Effective January 1, 2018, the exemption from the Code Section 162(m) deduction limit for performance-based compensation was repealed, such that compensation paid to our executives in excess of $1 million is generally not deductible unless it qualifies for transition relief. The Company will utilize the transition relief provisions for eligible compensation to the extent possible.

Compensation Committee report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

By:	Dion J. Weisler (Chair) R. Alexandra Keith	James C. Mullen Scott M. Sperling

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EXECUTIVE COMPENSATION

Executive compensation tables

Summary compensation table

The following table summarizes compensation for services to the Company earned during the last 3 fiscal years (where applicable) by the Company’s NEOs.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Marc N. Casper Chairman, President and Chief Executive Officer	2023	$1,730,027	$8,357,021	$5,536,313	$2,623,068	$730,240	$18,976,669
	2022	$1,687,260	$10,336,396	$9,861,822	$5,547,713	$775,718	$28,208,909
	2021	$1,624,247	$8,460,843	$4,090,719	$6,334,565	$723,984	$21,234,358

Stephen Williamson Senior Vice President and Chief Financial Officer	2023	$1,014,577	$2,535,540	$1,680,428	$805,777	$203,937	$6,240,259
	2022	$974,808	$2,340,271	$1,564,106	$1,762,843	$211,045	$6,853,073
	2021	$933,411	$2,575,043	$1,226,715	$2,002,168	$214,989	$6,952,326

Michel Lagarde Executive Vice President and Chief Operating Officer	2023	$1,099,210	$3,025,589	$2,004,706	$912,674	$206,712	$7,248,891
	2022	$1,068,630	$2,856,932	$1,910,056	$2,020,353	$207,552	$8,063,523
	2021	$959,153	$3,195,811	$3,541,191	$2,057,386	$230,365	$9,983,906

Gianluca Pettiti Executive Vice President	2023	$868,836	$2,449,680	$1,622,562	$627,299	$163,506	$5,731,883
	2022	$768,630	$2,176,836	$1,455,183	$1,263,628	$76,430	$5,740,707
	2021	$611,647	$2,506,068	$2,493,936	$958,176	$36,057	$6,605,884

Lisa P. Britt Senior Vice President and Chief Human Resources Officer	2023	$695,268	$1,008,529	$668,291	$401,587	$115,786	$2,889,461

(1)	Reflects salary earned for the year.

(2)

These amounts represent the aggregate grant date fair value of restricted stock unit awards made during 2023, 2022 and 2021, respectively, calculated in accordance with ASC 718. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. For performance-based restricted stock unit awards made in February 2023, these amounts reflect the grant date fair value of such awards at the time of grant based upon the probable outcome (earning 100% of target) at the time of grant. The value of the performance-based restricted stock unit awards at the grant date in February 2023 assuming that the highest level of performance conditions was achieved was $12,356,889, $3,748,940, $4,473,998, $3,621,915, and $1,491,145 for Messrs. Casper, Williamson, Lagarde, Pettiti, and Ms. Britt respectively. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEO for awards made during 2023, 2022 and 2021.

(3)

These amounts represent the aggregate grant date fair value of stock option awards made during 2023, 2022 and 2021, respectively, calculated in accordance with ASC 718. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEO for awards made during 2023, 2022 and 2021.

(4)	Reflects compensation earned for the year but paid early in the subsequent year.

(5)

The amounts presented in this column are detailed in the table below and include (a) matching contributions made on behalf of the NEOs by the Company pursuant to the Company’s 401(k) plan, (b) premiums paid by the Company with respect to long-term disability insurance for the benefit of the NEOs, (c) matching contributions made on behalf of the NEOs by the Company pursuant to the Company’s non-qualified deferred compensation plan, (d) dividends accrued in the form of dividend equivalents on restricted stock units, excluding the impact to the number of performance-based stock units based on relative TSR performance (e) financial planning services, (f) premiums paid by the Company with respect to executive group term life insurance, (g) access to executive physicals, and (h) with respect to Mr. Casper, premiums paid by the Company for a term life insurance policy for the benefit of Mr. Casper, personal security services, and the incremental cost to the Company of his non-business use of Company aircraft as authorized by the Compensation Committee, which has determined that such aircraft usage increases the security, availability, and productivity of the CEO, providing substantial benefits that justify the cost.

Name	Matching 401(k) Contributions	Long- term Disability Insurance Premiums	Matching Deferred Compensation Plan Contributions	Dividend Equivalents	Financial Planning Services	Term Life Insurance Policy	Personal Security Services	Personal Aircraft Usage	Other	Total All Other Compensation

Marc N. Casper	$19,800	$2,513	$416,817	$42,769	$—	$12,415	$10,926	$225,000	$—	$730,240

Stephen Williamson	$19,800	$2,843	$146,798	$13,237	$15,925	$—	$—	$—	$5,334	$203,937

Michel Lagarde	$19,800	$3,001	$167,335	$16,036	$—	$—	$—	$—	$540	$206,712

Gianluca Pettiti	$19,800	$2,724	$107,998	$12,709	$15,925	$—	$—	$—	$4,350	$163,506

Lisa P. Britt	$19,800	$3,307	$71,217	$4,997	$15,925	$—	$—	$—	$540	$115,786

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EXECUTIVE COMPENSATION

Grants of plan-based awards for 2023*

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target(1)	Maximum	Threshold(2)	Target(2)	Maximum(2)

Marc N. Casper		—	$3,633,058	$7,266,115
	2/22/2023				—	9,993	21,985				$5,616,666
	2/22/2023							4,997			$2,740,355
	2/22/2023								33,104	$548.40	$5,536,313

Stephen Williamson		—	$1,116,035	$2,232,069
	2/22/2023				—	3,032	6,670				$1,704,166
	2/22/2023							1,516			$831,374
	2/22/2023								10,048	$548.40	$1,680,428

Michel Lagarde		—	$1,264,091	$2,528,182
	2/22/2023				—	3,618	7,960				$2,033,533
	2/22/2023							1,809			$992,056
	2/22/2023								11,987	$548.40	$2,004,706

Gianluca Pettiti		—	$868,836	$1,737,671
	2/22/2023				—	2,929	6,444				$1,646,274
	2/22/2023							1,465			$803,406
	2/22/2023								9,702	$548.40	$1,622,562

Lisa P. Britt		—	$556,215	$1,112,430
	2/22/2023				—	1,206	2,653				$677,844
	2/22/2023							603			$330,685
	2/22/2023								3,996	$548.40	$668,291

*	All equity awards made during 2023 were granted under the Company’s 2013 Stock Incentive Plan.

(1)

Target awards are based on a percentage of the NEO’s salary (see “Compensation discussion and analysis—Annual incentive plan” on page 37 and “Compensation discussion and analysis—2023 Named Executive Officer annual incentive payouts” on page 41).

(2)

Represents the threshold, target and maximum number of achievable shares pursuant to a performance-based restricted stock unit award granted on February 22, 2023 (see “Compensation discussion and analysis — Long-term incentives” on page 42 and “Compensation discussion and analysis — Long-term incentives — 2023 performance-based restricted stock units” on page 43).

(3)

Represents a time-based restricted stock unit award which vests over a 3.5 year period, according to our standard schedule. (See “Compensation discussion and analysis — Long-term incentives” on page 42.)

(4)	Represents a stock option award which vests in equal annual installments over a 4-year period. (See “Compensation discussion and analysis — Long-term incentives” on page 42.)

(5)

These amounts represent the aggregate grant date fair value of stock option and restricted stock unit awards made during 2023, calculated in accordance with ASC 718. For performance-based restricted stock unit awards, these amounts reflect the grant date fair value of such awards based upon the probable outcome (earning 100% of target) at the time of grant. For information on the valuation assumptions with respect to these awards, refer to note 6 of the Thermo Fisher financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC.

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EXECUTIVE COMPENSATION

Outstanding equity awards at 2023 fiscal year-end

	Option Awards					Stock Awards
Name	Unexercised and Exercisable	Unexercised and Unexercisable(1)		Option Exercise Price	Option Expiration Date	Unvested RSUs(1)		Unvested RSUs	Unearned and Unvested PRSUs		Unearned and Unvested PRSUs

Marc N. Casper	116,300	—		$190.59	9/7/2024	—		—	—		—

	85,850	—		$210.68	2/27/2025	—		—	—		—

	71,250	—		$253.99	2/26/2026	—		—	—		—

	40,912	13,638	(2)	$309.63	2/25/2027	—		—	—		—

	—	53,730	(4)	$418.32	9/9/2027	—		—	—		—

	20,425	20,425	(3)	$458.81	2/23/2028	—		—	—		—

	9,127	27,384	(5)	$528.58	2/23/2030	—		—	—		—

	—	33,104	(6)	$548.40	2/22/2031	—		—	—		—

	—	—		—	—	2,760	(7)	$1,464,980	—		—

	—	—		—	—	5,367	(8)	$2,848,750	—		—

	—	—		—	—	2,840	(9)	$1,507,444	—		—

	—	—		—	—	11,039	(10)	$5,859,391	—		—

	—	—		—	—	4,247	(11)	$2,254,265	—		—

	—	—		—	—	—		—	21,985	(12)	$11,669,418	(13)

Stephen Williamson	21,925	—		$210.68	2/27/2025	—			—		—

	19,650	—		$253.99	2/26/2026	—		—	—		—

	12,975	4,325	(2)	$309.63	2/25/2027	—		—	—		—

	—	20,000	(4)	$418.32	9/9/2027	—		—	—		—

	6,125	6,125	(3)	$458.81	2/23/2028	—		—	—		—

	2,854	8,562	(5)	$528.58	2/23/2030	—		—	—		—

	—	10,048	(6)	$548.40	2/22/2031	—		—	—		—

	—	—		—	—	840	(7)	$445,864	—		—

	—	—		—	—	1,634	(8)	$867,311	—		—

	—	—		—	—	888	(9)	$471,342	—		—

	—	—		—	—	3,452	(10)	$1,832,287	—		—

	—	—		—	—	1,288	(11)	$683,658	—		—

	—	—		—	—	—		—	6,670	(12)	$3,540,369	(13)

Michel Lagarde	142,637	—		$105.17	7/20/2026	—		—	—		—

	22,046	—		$132.66	3/23/2027	—		—	—		—

	4,638	—		$253.99	2/26/2026	—		—	—		—

	2,250	—		$294.02	9/5/2026	—		—	—		—

	4,569	4,569	(2)	$309.63	2/25/2027	—		—	—		—

	—	22,870	(4)	$418.32	9/9/2027	—		—	—		—

	3,894	7,788	(3)	$458.81	2/23/2028	—		—	—		—

	6,683	6,683	(14)	$635.10	11/1/2028	—		—	—		—

	3,485	10,456	(5)	$528.58	2/23/2030	—		—	—		—

	—	11,987	(6)	$548.40	2/22/2031	—		—	—		—

	—	—		—	—	1,043	(7)	$553,614	—		—

	—	—		—	—	2,027	(8)	$1,075,911	—		—

	—	—		—	—	1,084	(9)	$575,376	—		—

	—	—		—	—	4,216	(10)	$2,237,811	—		—

	—	—		—	—	1,537	(11)	$815,824	—		—

	—	—		—	—	—		—	7,960	(12)	$4,225,088	(13)

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EXECUTIVE COMPENSATION

	Option Awards					Stock Awards
Name	Unexercised and Exercisable	Unexercised and Unexercisable(1)		Option Exercise Price	Option Expiration Date	Unvested RSUs(1)		Unvested RSUs	Unearned and Unvested PRSUs		Unearned and Unvested PRSUs

Gianluca Pettiti	725	—		$253.99	2/26/2026	—		—	—		—

	2,250	—		$294.02	9/5/2026	—		—	—		—

	8,400	2,800	(2)	$309.63	2/25/2027	—		—	—		—

	—	14,300	(4)	$418.32	9/9/2027	—		—	—		—

	2,902	968	(15)	$514.76	11/5/2027	—		—	—		—

	6,000	6,000	(3)	$458.81	2/23/2028	—		—	—		—

	4,455	4,456	(14)	$635.10	11/1/2028	—		—	—		—

	2,655	7,966	(5)	$528.58	2/23/2030	—		—	—		—

	—	9,702	(6)	$548.40	2/22/2031

	—	—		—	—	243	(16)	$128,982	—		—

	—	—		—	—	818	(7)	$434,186	—		—

	—	—		—	—	1,591	(8)	$844,487	—		—

	—	—		—	—	826	(9)	$438,433	—		—

	—	—		—	—	3,213	(10)	$1,705,428	—		—

	—	—		—	—	1,245	(11)	$660,834	—		—

	—	—		—	—	—		—	6,444	(12)	$3,420,411	(13)

Lisa P. Britt	5,900	—		$210.68	2/27/2025	—		—	—		—

	8,475	—		$253.99	2/26/2026	—		—	—		—

	8,445	—		$190.59	9/7/2024	—		—	—		—

	4,387	1,463	(2)	$309.63	2/25/2027	—		—	—		—

	—	11,440	(4)	$418.32	9/9/2027	—		—	—		—

	2,300	2,300	(3)	$458.81	2/23/2028	—		—	—		—

	1,079	3,237	(5)	$528.58	2/23/2030

	—	3,996	(6)	$548.40	2/22/2031	—		—	—		—

	—	—		—	—	316	(7)	$167,730	—		—

	—	—		—	—	612	(8)	$324,843	—		—

	—	—		—	—	336	(9)	$178,345	—		—

	—	—		—	—	1,306	(10)	$693,212	—		—

	—	—		—	—	512	(11)	$271,764	—		—

	—	—		—	—	—		—	2,653	(12)	$1,408,186	(13)

*	Calculated based on $530.79, the closing price of the Company’s common stock on the New York Stock Exchange on December 29, 2023.

(1)

Unexercisable stock options and unvested restricted stock units vest as described in the footnotes below, under certain circumstances described under the heading “Potential termination payments,” and upon other events such as death, disability, or qualifying retirement, as described under “Treatment of equity.”

(2)	Represents a stock option granted on February 25, 2020. The stock option vested in equal annual installments on February 25, 2021, February 25, 2022, February 25, 2023, and February 25, 2024.

(3)	Represents a stock option granted on February 23, 2021. The stock option vests in equal annual installments on February 23, 2022, February 23, 2023, February 23, 2024, and February 23, 2025.

(4)

Represents the number of stock options granted on September 9, 2020 and earned pursuant to a performance-based stock option award which vested in one installment on March 9, 2024. (See “Compensation discussion and analysis — TSR long-term incentive stock option awards” on page 46.)

(5)	Represents a stock option granted on February 23, 2022. The stock option vests in equal annual installments on February 28, 2023, February 28, 2024, February 28, 2025 and February 28, 2026.

(6)	Represents a stock option granted on February 22, 2023. The stock option vests in equal annual installments on February 28, 2024, February 28, 2025, February 28, 2026 and February 28, 2027.

(7)

Represents a time-based restricted stock unit award granted on February 23, 2021. The time-based restricted stock unit award vests 15% on August 23, 2021, 25% on August 23, 2022, 30% on August 23, 2023 and 30% on August 23, 2024.

(8)

Represents a performance-based restricted stock unit award granted on February 23, 2021, excluding the impact of any adjustment based on relative TSR performance. The performance-based restricted stock unit award vests in equal annual installments on February 23, 2022, February 23, 2023 and February 23, 2024, except that the third tranche is subject to adjustment based on relative TSR performance. (See “Compensation discussion and analysis — Long-term incentives” on page 42 and “Compensation discussion and analysis — Long-term incentives—Relative TSR determination for 2021 performance-based restricted stock unit grant” on page 46).

(9)

Represents a time-based restricted stock unit award granted on February 23, 2022. The time-based restricted stock unit award vests 15% on August 28, 2022, 25% on August 28, 2023, 30% on August 28, 2024 and 30% on August 28, 2025.

(10)

Represents a performance-based restricted stock unit award granted on February 23, 2022, excluding the impact of any adjustment based on relative TSR performance. The performance-based restricted stock unit award vests in equal annual installments on February 28, 2023, February 28, 2024 and February 28, 2025, except that the third tranche is subject to adjustment based on relative TSR performance. (See “Compensation discussion and analysis — Long-term incentives” on page 42).

(11)

Represents a time-based restricted stock unit award granted on February 22, 2023. The time-based restricted stock unit award vests 15% on August 28, 2023, 25% on August 28, 2024, 30% on August 28, 2025 and 30% on August 28, 2026.

(12)

Represents the maximum number of achievable shares that may be earned pursuant to a performance-based restricted stock unit award granted on February 22, 2023, including the impact of maximum adjustment based on relative TSR performance. The performance-based restricted stock unit award vests in equal annual installments on February 28, 2024, February 28, 2025 and February 28, 2026, except that the third tranche is adjusted based on relative TSR performance. (See “Compensation discussion and analysis — Long-term incentives” on page 42).

(13)	Represents the maximum payout of a performance-based restricted stock unit award granted on February 22, 2023 at $530.79, the Company’s closing stock price on December 29, 2023.

(14)	Represents a stock option granted on November 1, 2021. The stock option vests in equal annual installments on November 1, 2022, November 1, 2023, November 1, 2024 and November 1, 2025.

(15)	Represents a stock option granted on November 5, 2020. The stock option vests in equal annual installments on November 5, 2021, November 5, 2022, November 5, 2023 and November 5, 2024.

(16)

Represents a time-based restricted stock unit award granted on November 5, 2020. The time-based restricted stock unit award vests 15% on May 5, 2021, 25% on May 5, 2022, 30% on May 5, 2023 and 30% on May 5, 2024.

thermofisher.com 2024 Proxy Statement	55

EXECUTIVE COMPENSATION

Option exercises and stock vested during 2023

The following table reports information regarding stock option exercises and the vesting of stock awards during 2023 by the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Marc N. Casper	126,400	$47,087,683	27,063	$14,796,239

Stephen Williamson	29,100	$10,570,131	8,531	$4,664,183

Michel Lagarde	—	$—	10,081	$5,514,500

Gianluca Pettiti	3,000	$911,340	7,251	$3,965,017

Lisa P. Britt	—	$—	3,070	$1,678,299

(1)	The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise.

Nonqualified deferred compensation for 2023

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE

Marc N. Casper	$2,857,810	$416,817	$2,788,802	$—	$14,903,539	(3)

Stephen Williamson	$146,798	$146,798	$212,607	$—	$2,450,368	(4)

Michel Lagarde	$167,335	$167,335	$39,075	$—	$991,742	(5)

Gianluca Pettiti	$107,998	$107,998	$32,795	$—	$302,454	(6)

Lisa P. Britt	$97,964	$71,217	$181,669	$—	$1,023,876	(7)

(1)	Represents deferral of a portion of 2023 salary and/or bonus earned for 2022 performance (but paid in 2023).

(2)

Represents a matching Company contribution in the deferred compensation plan with respect to 2023 salary and/or bonus earned for 2022 (but paid in 2023) and reported in the “All Other Compensation” column for 2023 for the applicable NEO in the Summary Compensation Table on page 52.

(3)

Of this amount, $79,985, $421,635 and $83,954 were withheld from Mr. Casper’s 2021, 2022 and 2023 salary, respectively, for deferral, and $380,074 and $2,773,857 were withheld from his bonus earned for 2021 and 2022, respectively, for deferral, which amounts are also included in the “Salary” column for 2021, 2022 and 2023, respectively, and the “Non-Equity Incentive Plan Compensation” column for 2021 and 2022, respectively, for Mr. Casper in the Summary Compensation Table on page 52.

(4)

Of this amount $38,573, $40,154 and $41,028 were withheld from Mr. Williamson’s 2021, 2022 and 2023 salary, respectively, for deferral, and $120,130 and $105,771 were withheld from his bonus earned for 2021 and 2022, respectively, for deferral, which amounts are also included in the “Salary” column for 2021, 2022 and 2023, and the “Non-Equity Incentive Plan Compensation” column for 2021 and 2022, respectively, for Mr. Williamson in the Summary Compensation Table on page 52.

(5)

Of this amount, $40,117, $45,796 and $46,114 were withheld from Mr. Lagarde’s 2021, 2022 and 2023 salary for deferral and $123,443 and $121,221 were withheld from his bonus earned for 2021 and 2022, respectively, for deferral, which amounts are also included in the “Salary” column for 2021, 2022 and 2023 and the “Non-Equity Incentive Plan Compensation” column for 2021 and 2022, respectively, for Mr. Lagarde in the Summary Compensation Table on page 52.

(6)

Of this amount, $27,796 and $32,181 were withheld from Mr. Pettiti’s 2022 and 2023 salary for deferral, and $75,818 was withheld from his bonus earned for 2022, which amount is also included in the “Salary” column for 2022 and 2023, respectively, and the “Non-Equity Incentive Plan Compensation” column for 2022 for Mr. Pettiti in the Summary Compensation Table on page 52.

(7)	Of this amount $48,631 was withheld from Ms. Britt’s 2023 salary for deferral, which amount is also included in the “Salary” column for 2023 for Ms. Britt in the Summary Compensation Table on page 52.

The Company maintains a deferred compensation plan for its executive officers and certain other highly compensated employees. The Company credits (or debits) a participant’s account with the amount that would be earned (or lost) had the deferred amounts been invested in certain funds selected by the participant. The participant does not have any actual ownership in these funds. Any gains (or losses) on amounts deferred are not taxable until deferred amounts are paid to the participant. All amounts in the participant’s deferred account represent unsecured obligations of the Company. Details of the various deferred compensation plans as of December 31, 2023 are included in the table below.

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EXECUTIVE COMPENSATION

Plan and Effective Dates	Amounts	Payouts and Distributions	Investment Vehicles

Original Deferred Compensation Plan (effective 2001 through December 31, 2004)(1)	Annual base salary (up to 90%) Annual incentive bonus (up to 100%)

•  Specified date in the future (lump sum or, under Amended and Restated 2005 Deferred Compensation Plan, installments)

•  Upon death or disability (lump sum distribution)

•  Retirement or termination of employment (lump sum distribution or annual installment payments)

•  Unforeseeable financial emergency (lump sum)

•  Original Deferred Compensation Plan also allows payout at any time less a withdrawal penalty of 10% (lump sum)

•  Pre-October 2019, deferrals under the Amended and Restated 2005 Deferred Compensation Plan are also distributable upon a change in control, if elected by the participant (lump sum distribution or annual installment payments)

•  Array of mutual funds and vehicles (track investment options available in Company’s 401(k) plan)

•  Fixed interest account (provides interest at rate that is reset annually, at 120% of applicable federal long-term rate compounded annually)(3)

•  Balances and future deferrals may be reallocated among the investment choices up to 4 times in any plan year

2005 Deferred Compensation Plan (effective January 1, 2005 through December 31, 2008)(2)	Annual base salary (up to 90%) Annual incentive bonus (up to 100%)
Amended and Restated 2005 Deferred Compensation Plan (effective January 1, 2009)

Annual base salary (up to 50%; effective January 1, 2022, up to 100%)

Annual bonus (up to 50%; effective January 1, 2022, up to 100%)

Company match of 100% of first 6% of pay that is deferred into the plan over the IRS annual compensation limit for 401(k) purposes

(1)

The Original Deferred Compensation Plan remains in existence and applies to amounts deferred on or before December 31, 2004. The Company has “frozen” the terms of the Original Deferred Compensation Plan in existence as of December 31, 2004 for account balances resulting from amounts deferred through such date.

(2)

The 2005 Deferred Compensation Plan is intended to comply with Section 409A of the Code as enacted under The American Jobs Creation Act of 2004. The 2005 Deferred Compensation Plan remains in existence and applies to amounts deferred between January 1, 2005 and December 31, 2008.

(3)	We do not provide any “above-market earnings or preferential earnings” as defined in applicable SEC rules and regulations.

The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2023 (though participants’ actual options are funds and vehicles that track the funds shown below instead of the actual funds themselves).

Name of Fund	Rate of Return(1)	Name of Fund	Rate of Return(1)	Name of Fund	Rate of Return(1)

T. Rowe Price Retirement 2005 Fund	12.00%	T. Rowe Price Retirement 2045 Fund	20.92%	T. Rowe Price Growth Stock Trust	46.56%

T. Rowe Price Retirement 2010 Fund	12.60%	T. Rowe Price Retirement 2050 Fund	21.23%	Jennison Institutional US Small Cap Equity	15.63%

T. Rowe Price Retirement 2015 Fund	13.18%	T. Rowe Price Retirement 2055 Fund	21.30%	State Street S&P 500 Index Fund	26.28%

T. Rowe Price Retirement 2020 Fund	13.70%	T. Rowe Price Retirement 2060 Fund	21.24%	State Street Russell Sm/Mid Cap Index	24.91%

T. Rowe Price Retirement 2025 Fund	14.84%	T. Rowe Price Retirement 2065 Fund	21.29%	FIAM Core Plus Bond Fund	6.98%

T. Rowe Price Retirement 2030 Fund	16.63%	American Funds Euro Pacific Growth Fund	16.05%	Fidelity Inflation-Protected Bond Index	3.98%

T. Rowe Price Retirement 2035 Fund	18.53%	Dodge & Cox Stock Fund	17.60%	State Street US Bond Index	5.59%

T. Rowe Price Retirement 2040 Fund	20.00%	Fidelity Total International Index	15.51%	Fixed Interest Account	4.61%

(1)	Assumes reinvestment of dividends.

thermofisher.com 2024 Proxy Statement	57

EXECUTIVE COMPENSATION

Potential termination payments

Retention, severance, non-competition and consulting agreements

EXECUTIVE CHANGE IN CONTROL RETENTION AGREEMENTS

Thermo Fisher has entered into executive change in control retention agreements with the NEOs and other key employees that provide cash and other severance benefits if there is a change in control of the Company and their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined therein, in each case within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 50% or more of the outstanding common stock or voting securities of Thermo Fisher; (ii) the failure of the Board to include a majority of directors who are “continuing directors,” which term is defined to include directors who were members of the Board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were “continuing directors” at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Fisher or the sale or other disposition of all or substantially all of the assets of Thermo Fisher unless immediately after such transaction: (a) all holders of common stock immediately prior to such transaction own more than 50% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 50% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) in the case of Mr. Casper, approval by shareholders of a complete liquidation or dissolution of Thermo Fisher.

The executive change in control retention agreements with our NEOs (other than Mr. Casper) provide that, upon a qualifying termination, the executive would be entitled to a lump sum payment equal to (A) (1) two and one-half multiplied by (2) the sum of (x) the higher of the executive’s annual base salary as in effect immediately prior to the “measurement date” or the “termination date,” as those terms are defined therein, and (y) the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date, and (B) a pro rata bonus for the year of termination, based on the higher of the executive’s target bonus as in effect immediately prior to the measurement date or the termination date. In addition, for a period of up to two years after such termination, the executive would be provided continuing medical, dental and life insurance benefits at least equal to those the executive would have received had the executive’s employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. The Company would also provide outplacement services through an outside firm to the executive up to an aggregate of $20,000 until the earlier of 12 months following the executive’s termination or the date the executive secures full time employment. In order to receive the benefits described above, the executive must have executed and not revoked a full and complete release and separation agreement.

Mr. Casper’s executive change in control agreement provides that, upon a qualifying termination, he would be entitled to a lump sum payment equal to (A) (1) two and one-half multiplied by (2) the sum of (x) the higher of Mr. Casper’s annual base salary as in effect immediately prior to the “change in control date” or the “date of termination,” as those terms are defined therein, and (y) the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination, and (B) a pro rata bonus for the year of termination, based on the higher of Mr. Casper’s target bonus as in effect immediately prior to the change in control date or the date of termination. In addition, for a period of up to two years after such termination, Mr. Casper would be provided continuing medical, dental and life insurance benefits at least equal to those he would have received had his employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. The Company would also provide outplacement services through an outside firm to Mr. Casper up to an aggregate of $20,000 until the earlier of 12 months following his termination or the date he secures full time employment. In order to receive the benefits described above, Mr. Casper must have executed and not revoked a full and complete release and separation agreement that includes non-disparagement and cooperation provisions.

None of the change in control agreements in effect on the date of this Proxy Statement between the Company and the NEOs provide for a tax gross-up.

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EXECUTIVE COMPENSATION

EXECUTIVE SEVERANCE POLICY

The Company maintains an executive severance policy for executive officers (other than Mr. Casper) and certain other key employees that provides that, in the event an executive officer’s employment is terminated by the Company without “cause” (as such term is defined therein), the executive officer would be entitled to a lump sum severance payment equal to the sum of (A) 1.5 times his or her annual base salary then in effect, and (B) 1.5 times his or her target bonus for the year in which the date of termination occurs, except that if the individual receives benefits under the executive change in control retention agreement described above, he or she would not be entitled to also receive benefits under the executive severance policy. In addition, the individual would be entitled to a pro rata bonus for that year, based on his or her target bonus (which would not be paid until March of the following year, when bonuses are paid, and only if the performance goals established under the annual incentive plan were met), and for 18 months after the date of termination, he or she would be provided medical, dental and life insurance benefits at least equal to those he or she would have received had his or her employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, the individual would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his or her termination or the date he or she secures full-time employment. All of our NEOs (other than Mr. Casper) are currently eligible to receive benefits under the Company’s executive severance policy. In order to receive the benefits described above, the individual must have executed and not revoked a full and complete release and separation agreement and must have entered into a noncompetition agreement with the Company.

EXECUTIVE SEVERANCE AGREEMENT FOR MARC CASPER

Mr. Casper’s executive severance agreement provides that, in the event his employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined therein), he would be entitled to a lump sum severance payment equal to the sum of (A) 2 times his annual base salary then in effect, and (B) 2 times his target bonus for the year in which the date of termination occurs, except that if Mr. Casper receives benefits under his executive change in control retention agreement described above, he would not be entitled to also receive benefits under his executive severance agreement. In addition, Mr. Casper would be entitled to a pro rata bonus for that year (which would not be paid until March of the following year, when bonuses are paid, and only if the performance goals established under the annual incentive plan were met), and for two years after the date of termination, he would be provided medical, dental and life insurance benefits at least equal to those he would have received had his employment not been terminated, or if more favorable, to those in effect generally during such period with respect to peer executives of the Company. Finally, Mr. Casper would be entitled to up to $20,000 of outplacement services until the earlier of 12 months following his termination or the date he secures full-time employment. Mr. Casper’s executive severance agreement also provides that, in the event of his death or disability, Mr. Casper would be entitled to a pro rata bonus for that year (which would not be paid until March of the following year, when bonuses are paid, and only if the performance goals established under the annual incentive plan were met). In order to receive the benefits described above, Mr. Casper must have executed and not revoked a full and complete release and separation agreement that includes non-disparagement and cooperation provisions.

NONCOMPETITION AGREEMENTS

The Company has entered into noncompetition agreements with the NEOs and certain of its key employees. The terms of the noncompetition agreements provide that during the term of the employee’s employment with the Company, and for a period of 12 months in the case of Messrs. Lagarde and Pettiti, 18 months in the case of Mr. Williamson and Ms. Britt, and 24 months in the case of Mr. Casper, thereafter, the employee will not compete with the Company. The agreement also contains provisions that restrict the employee’s ability during the term of the employee’s employment with the Company and for a period of 18 months after termination (or 24 months in the case of Mr. Casper), to solicit or hire employees of the Company or to solicit customers of the Company.

thermofisher.com 2024 Proxy Statement	59

EXECUTIVE COMPENSATION

TREATMENT OF EQUITY

The table below describes the treatment of equity upon various types of employment terminations for awards outstanding as of December 31, 2023.

Marc N. Casper	Death or Disability	Change in Control(1)	Retirement	Involuntary Termination(2)

Time-based restricted stock units	For awards made on and after 2021, 100% accelerated vesting on the date of termination; for awards made prior to 2021, 50% of unvested time-based restricted stock units accelerate	100% accelerated vesting on the date of termination	If at least two years after grant date, 100% accelerated vesting on the date of termination	Units scheduled to vest on the next vesting date will vest on such vesting date

Time-based stock options	100% accelerated vesting on the date of termination; right to exercise for up to one year after termination	100% accelerated vesting on the date of termination; right to exercise for up to two years after termination	Right to exercise through term of option; if at least two years after grant date, 100% accelerated vesting on the date of termination	Unvested portion will vest as to the 25% tranche next scheduled to vest and will become exercisable on the date of termination; right to exercise for up to two years after termination

Performance-based restricted stock units	Prior to performance certification date, 50% accelerated vesting on the date of termination After performance certification date, accelerated vesting of 100% of units deemed eligible for vesting	Accelerated vesting of 100% of units deemed eligible for vesting	If at least two years after grant date, units deemed eligible for vesting will vest to same extent as if participant remained employed

Prior to performance certification date, if performance conditions deemed achieved as of relevant date, accelerated vesting of 1/3 of units on the date of termination

After performance certification date, accelerated vesting of units scheduled to vest on next vesting date and deemed eligible for vesting

Performance-based options	Vest to same extent as if participant remained employed; right to exercise for up to one year after termination	100% accelerated vesting on the date of termination; right to exercise for up to one year after termination	N/A	N/A

Other NEOs	Death or Disability	Change in Control(1)	Retirement	Involuntary Termination

Time-based restricted stock units	100% accelerated vesting on the date of termination	100% accelerated vesting on the date of termination	If at least two years after grant date, 100% accelerated vesting on the date of termination	N/A

Time-based stock options	100% accelerated vesting on the date of termination; right to exercise for up to one year after termination	100% accelerated vesting on the date of termination; right to exercise for up to one year after termination	Right to exercise through term of option; if at least two years after grant date, 100% accelerated vesting on the date of termination	N/A

Performance-based restricted stock units	After performance certification date, accelerated vesting of 100% of units deemed eligible for vesting	Accelerated vesting of 100% of units deemed eligible for vesting	If at least two years after grant date, units deemed eligible for vesting will vest to same extent as if participant remained employed	N/A

Performance-based options	Vest to same extent as if participant remained employed; right to exercise for up to one year after termination	100% accelerated vesting on the date of termination; right to exercise for up to one year after termination	N/A	N/A

(1)

A change in control event is triggered in the event the individual is terminated by the Company without cause or he or she leaves voluntarily for good reason within 18 months following a qualifying change in control.

(2)

An involuntary termination event is triggered in the event Mr. Casper is terminated without “cause” or he leaves voluntarily for “good reason,” as those terms are defined in his severance agreement, and such termination does not entitle Mr. Casper to severance benefits under his executive change in control retention agreement.

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EXECUTIVE COMPENSATION

ESTIMATED BENEFITS UPON TERMINATION TABLE

The amounts in the following table are estimates of the potential payments due to each of the NEOs in the event they had terminated employment or a change in control of the Company had occurred on December 31, 2023. The actual amounts to be paid out can only be determined at the time of such event. In all termination scenarios, the NEO retains vested amounts in the Company’s deferred compensation plan. These amounts are described under the “Aggregate Balance at Last FYE” column of the “Nonqualified deferred compensation for 2023” table starting on page 56.

Name	Termination Scenario	Total	Severance		Long-Term Incentive Programs(1)
					Stock Options	Performance Stock Option	Restricted Stock Units

Marc N. Casper	Involuntary Without Cause or by Executive for Good Reason	$34,422,039	$16,376,122	(2)	$3,771,413	$6,043,013	$8,231,491
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$41,244,912	$17,147,996	(3)	$4,546,890	$6,043,013	$13,507,013
	Retirement	$8,372,285	$—		$4,486,372	$—	$3,885,913
	Disability	$32,296,721	$5,547,713	(4)	$4,546,890	$6,043,013	$16,159,105
	Death	$32,296,721	$5,547,713	(4)	$4,546,890	$6,043,013	$16,159,105

Stephen Williamson	Involuntary Without Cause	$4,383,140	$4,383,140	(2)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$14,371,626	$6,536,022	(3)	$1,416,317	$2,249,400	$4,169,887
	Retirement	$2,579,996	$—		$1,397,395	$—	$1,182,601
	Disability	$7,835,604	$—		$1,416,317	$2,249,400	$4,169,887
	Death	$7,835,604	$—		$1,416,317	$2,249,400	$4,169,887

Michel Lagarde	Involuntary Without Cause	$4,869,788	$4,869,788	(2)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$16,513,990	$7,250,987	(3)	$1,594,168	$2,572,189	$5,096,646
	Retirement	$—	$—		$—	$—	$—
	Disability	$9,263,003	$—		$1,594,168	$2,572,189	$5,096,646
	Death	$9,263,003	$—		$1,594,168	$2,572,189	$5,096,646

Gianluca Pettiti	Involuntary Without Cause	$3,576,948	$3,576,948	(2)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$12,135,760	$5,357,699	(3)	$1,084,250	$1,608,321	$4,085,490
	Retirement	$—	$—		$—	$—	$—
	Disability	$6,778,061	$—		$1,084,250	$1,608,321	$4,085,490
	Death	$6,778,061	$—		$1,084,250	$1,608,321	$4,085,490

Lisa P. Britt	Involuntary Without Cause	$2,486,869	$2,486,869	(2)	$—	$—	$—
	Involuntary Without Cause or by Executive for Good Reason (with CIC)	$7,123,084	$3,753,099	(3)	$496,265	$1,286,657	$1,587,063
	Retirement	$—	$—		$—	$—	$—
	Disability	$3,369,985	$—		$496,265	$1,286,657	$1,587,063
	Death	$3,369,985	$—		$496,265	$1,286,657	$1,587,063

(1)	Based on the closing price of the Company’s common stock on the New York Stock Exchange on December 29, 2023 of $530.79.

(2)

Represents cash benefits payable in the event of a qualifying termination: for CEO, 2x multiple of base salary and target bonus, actual bonus paid in 2023 for 2022, $36,383 for 2 years of premiums for continued group medical and dental coverage, $25,910 for 2 years of premiums for life insurance, and $20,000 for outplacement services; for all other NEOs, 1.5x multiple of base salary and target bonus, pro rata target bonus for 2023, 1.5 years of premiums for continued group medical and dental coverage ($34,832 for Mr. Williamson, $27,065 for Mr. Lagarde, $33,238 for Mr. Pettiti and $21,711 for Ms. Britt), 1.5 years of premiums for life insurance ($1,620 for Messrs. Williamson, Lagarde and Pettiti and Ms. Britt) and $20,000 for outplacement services.

(3)

Represents cash benefits payable in the event of a qualifying termination: 2.5x multiple of base salary and target bonus, pro rata target bonus for 2023, 2 years of premiums for continued medical and dental coverage ($36,383 for Messrs. Casper and Lagarde, $46,739 for Mr. Williamson, $44,613 for Mr. Pettiti and $29,186 for Ms. Britt), 2 years of premiums for life insurance ($25,910 for Mr. Casper, $2,160 for Messrs. Williamson, Lagarde and Pettiti and Ms. Britt), and $20,000 for outplacement services.

(4)	Represents actual bonus paid in 2023 for 2022.

thermofisher.com 2024 Proxy Statement	61

EXECUTIVE COMPENSATION

CEO pay ratio
In accordance with SEC rules, we are providing a reasonable estimate of the ratio of the annual total compensation of our CEO to that of our median employee. In determining our CEO pay ratio for 2023, we concluded that neither our workforce composition nor our compensation arrangements changed materially during 2023; however, we used a different median employee this year because the original median employee that we identified for purposes of our CEO pay ratio for 2022 left the Company during 2023. The median employee used this year is an employee whose compensation was substantially similar to the compensation of the original median employee last year.
The annual total compensation of our median employee (other than the CEO) for 2023 was $72,762. As disclosed in the Summary Compensation Table appearing on page 52, our CEO’s annual total compensation for 2023 was $18,976,669. Based on the foregoing, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 261 to 1.
Given the different methodologies that various public companies will use to determine an estimate of their CEO pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Pay versus performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance measures. For information about how our Compensation Committee seeks to align executive compensation with the Company’s performance, see “Compensation discussion and analysis.” The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs.
Pay versus performance table

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)	Value of Initial Fixed $100 Investment Based on:		Net Income (in Millions)	Company Selected Measure (Adjusted EPS) (5)
					Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)

2023	$18,976,669	$9,231,815	$5,527,624	$2,788,969	$164.90	$144.58	$5,955	$21.55

2022	$28,208,909	$(4,695,030)	$5,944,038	$(639,700)	$170.63	$137.66	$6,960	$23.24

2021	$21,234,358	$65,926,795	$8,235,368	$23,903,448	$206.28	$141.38	$7,728	$25.13

2020	$26,390,073	$79,705,130	$8,981,197	$27,907,550	$143.71	$112.97	$6,377	$19.56

(1)
Represents the amount of “Compensation Actually Paid” or “CAP” as computed per SEC rules. These amounts do not reflect the actual amount of compensation earned by or paid to the applicable individual(s) during the applicable year. The following table summarizes the adjustments made to total compensation in accordance with Item 402(v) of Regulation
S-K
in order to determine the compensation amounts shown in the table above as being “Compensation Actually Paid”.

62	thermofisher.com 2024 Proxy Statement

Table of Contents

EXECUTIVE COMPENSATION

	2023		2022		2021		2020
Adjustments	CEO	Other NEOs*	CEO	Other NEOs*	CEO	Other NEOs*	CEO	Other NEOs*

Total Compensation from Summary Compensation Table (“SCT”)	$18,976,669	$5,527,624	$28,208,909	$5,944,038	$21,234,358	$8,235,368	$26,390,073	$8,981,197

Adjustments for defined benefit and actuarial pension plans

(Subtraction): SCT amounts	$—	$—	$—	$—	$—	$—	$—	$(158,701)

Adjustments for stock and option awards**

(Subtraction): SCT amounts	$(13,893,334)	$(3,748,831)	$(20,198,218)	$(3,416,337)	$(12,551,562)	$(5,251,850)	$(16,282,896)	$(5,319,794)

Addition: Fair value at year end of awards granted during the covered fiscal year that are outstanding and unvested at year end	$6,817,181	$1,839,348	$13,253,670	$3,626,807	$26,760,316	$10,357,430	$31,993,253	$10,441,378

Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	$(2,341,587)	$(688,989)	$(15,113,021)	$(4,391,710)	$32,315,930	$10,136,736	$37,866,345	$11,887,160

Addition: Vesting date fair value of awards granted and vesting during such year	$408,893	$110,537	$399,670	$109,219	$762,602	$269,259	$823,466	$270,477

Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	$(736,007)	$(250,720)	$(11,246,041)	$(2,511,717)	$(2,594,849)	$156,505	$(1,085,111)	$1,805,834

Compensation Actually Paid (as calculated)	$9,231,815	$2,788,969	$(4,695,030)	$(639,700)	$65,926,795	$23,903,448	$79,705,130	$27,907,550

*	Amounts presented are averages for the entire group of NEOs (excluding our CEO).

**
Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted stock unit grant date fair values are calculated using the stock price and performance accrual modifiers, where relevant, as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of the applicable year end and as of the date of vest. Time-based restricted stock unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of the applicable year end and as of each date of vest.

(2)
The CEO was Mr. Casper for all years in the table. The other NEOs were Messrs Williamson and Lagarde (all years), Mr. Pettiti (2023, 2022 and 2021), Ms. Britt (2023), Michael Boxer (2022), Mark Stevenson (2021 and 2020), and Syed Jafry (2020).

(3)	For the relevant fiscal year, represents the cumulative total shareholder return of the Company for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

(4)
For the relevant fiscal year, represents the cumulative total shareholder return of a weighted blend (80/20, respectively) of the Standard & Poor’s 500 Healthcare and Standard & Poor’s 500 Industrial Indices (“S&P Index”), our published industry index for purposes of disclosure under Item 201(e) of Regulation
S-K,
for the measurement periods ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively.

(5)	Adjusted EPS is a non-GAAP measure. Appendix A to this Proxy Statement defines this and other non-GAAP financial measures.

thermofisher.com 2024 Proxy Statement	63

Table of Contents

EXECUTIVE COMPENSATION

Measures linking pay and performance
As described in greater detail in “Compensation discussion and analysis,” our approach to executive compensation is designed to provide a market-competitive total compensation program that directly links pay to performance, promotes the achievement of key strategic and financial performance, motivates long-term value creation, aligns executive officers’ interests with those of our shareholders, and attracts and retains the best possible executive talent. The most important financial measures used by the Company to link Compensation Actually Paid (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

Organic Revenue Growth*	Adjusted Net Income	*	Adjusted EPS	*	Free Cash Flow	*	Total Shareholder Return

*
These measures are
non-GAAP
measures. Appendix A to this Proxy Statement defines these and other non-GAAP
financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Relationship between pay and performance
While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the “Pay versus performance” table. Moreover, the Company does not specifically align the Company’s performance measures with Compensation Actually Paid (as defined by SEC rules) for a particular year. In accordance with SEC rules, we are providing the following graphic descriptions of the relationships between information presented in the “Pay versus performance” table.

Compensation Actually Paid vs. Total Shareholder Return

Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Adjusted EPS

64	thermofisher.com 2024 Proxy Statement

Audit matters

PROPOSAL 3

Ratification of the selection of the independent auditors

Review and engagement

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2024.

The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of PwC. In addition to overseeing the regular rotation of the lead audit partner, the Audit Committee is involved in the selection of, and annually reviews and evaluates, the lead audit partner and considers whether in order to assure continuing auditor independence there should be regular rotation of the independent registered public accounting firm. The Audit Committee believes that the retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders. PwC has audited the Company’s financial statements each year since 2002.

Although the Company is not required to seek shareholder ratification of this selection, the Company has decided to provide its shareholders with the opportunity to do so, and takes this feedback seriously. If this proposal is not approved by our shareholders at the 2024 Annual Meeting, the Audit Committee will reconsider the selection of PwC. Even if the selection of PwC is ratified, the Audit Committee in its discretion may select a different firm of independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of PwC are expected to attend the virtual 2024 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the shareholders.

Independent auditor fees

The following table presents the aggregate fees billed for professional services rendered by PwC for the years ended December 31, 2023, and December 31, 2022:

($ in millions)	2023		2022

Audit Fees(1)	$30.93	(5)	$32.60

Audit-Related Fees(2)	$0.47		$0.64

Tax Fees(3)	$20.27	(6)	$17.05	(6)

All Other Fees(4)	$0.01		$0.02

Total Fees	$51.68		$50.31

(1)

Consists of fees billed/estimated to be billed for professional services rendered by PwC for the audit of the Company’s annual consolidated financial statements (including PwC’s assessment of the Company’s internal control over financial reporting), review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Consists of fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. These services primarily include employee benefit plan audits and other non-audit attest services.

(3)

Consists of fees billed for professional services rendered by PwC for tax compliance, tax advice, and tax planning. These services include professional services related to the Company’s international legal entity restructuring, assistance with tax audits, tax advice related to mergers and acquisitions, requests for rulings or technical advice from taxing authorities, and in 2023, tax advice related to the Organization for Economic Cooperation and Development’s (“OECD”) proposal for the establishment of a global minimum tax rate of 15% (the “Pillar Two rules”).

(4)	Consists of fees billed for all other services provided by PwC other than those reported above.

(5)	Reflects aggregate audit fees billed/estimated to be billed for professional services rendered by PwC for 2023.

(6)	Includes $4.88 million and $4.29 million for tax compliance services and $15.39 million and $12.76 million for tax consulting services in 2023 and 2022, respectively.

thermofisher.com 2024 Proxy Statement	65

AUDIT MATTERS

Audit Committee’s pre-approval policies and procedures

The Audit Committee’s charter provides that the Audit Committee must pre-approve all audit services and non-audit services to be provided to the Company by its independent auditors as well as all audit services to be provided to the Company by other accounting firms. However, the charter permits de minimis non-audit services to be provided to the Company by its independent auditors to instead be approved in accordance with the listing standards of the NYSE and SEC rules and regulations. As provided for in its charter, the Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve up to an additional $500,000 of permitted non-audit services to be provided to the Company by its independent auditors per calendar year. Any pre-approvals granted under such delegation of authority are to be reported to the Audit Committee at the next regularly scheduled meeting. During fiscal years 2023 and 2022, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above.

Audit Committee report

The Audit Committee is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The full text of the Audit Committee’s charter is available on the Company’s website at www.thermofisher.com. The Committee reviews the charter annually, and also annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other accounting firms.

As specified in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The authority and responsibilities of the Audit Committee set forth in its charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditors’ report.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2023, with management and the Company’s independent auditors, PwC. The Committee has also reviewed and discussed with management and PwC management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting.

The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to applicable requirements of the SEC and Public Company Accounting Oversight Board, including PCAOB AS 1301 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with PwC the auditors’ independence. The Committee also has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Committee has discussed with the Company’s internal audit department and independent auditors the overall scope and plans for their respective audits. The Committee meets with the Company’s vice president of internal audit and representatives of the independent auditors’, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Audit Committee

By:	Nelson J. Chai (Chair) Ruby R. Chandy Jennifer M. Johnson Dion J. Weisler

66	thermofisher.com 2024 Proxy Statement

Shareholder proposal

PROPOSAL 4

Shareholder proposal to adopt a simple majority vote

John Chevedden has notified the Company that he intends to present the following proposal at the 2024 Annual Meeting and that he owns the requisite number of Thermo Fisher Scientific Inc. shares.

Shareholders should note that this proposal is advisory in nature only and approval of this proposal would not, by itself, implement a simple majority voting standard as described in the proposal. To implement a simple majority voting standard, the Board would need to take subsequent action to amend our By-laws.

This proposal, as submitted by Mr. Chevedden, is quoted verbatim below. The Company disclaims any responsibility for the content of the proposal. The Board recommends voting AGAINST the proposal and asks shareholders to review the Board’s statement in opposition, which follows the proponent’s proposal.

Proposal 4 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of the 6 entrenching mechanisms that are negatively related to company performance according the “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhauser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and the Carlyle Group (CG).

The overwhelming shareholder support for this proposal topic at hundreds of major companies raises the question of why Thermo Fisher Scientific had not initiated this proposal topic earlier.

Please vote yes:

Simple Majority Vote – Proposal 4

thermofisher.com 2024 Proxy Statement	67

SHAREHOLDER PROPOSAL

BOARD’S STATEMENT IN OPPOSITION

The Board recommends that shareholders vote AGAINST this proposal.

•  The Board has long demonstrated its commitment to good governance, and recently eliminated all remaining supermajority voting provisions from our governing documents.

•  This shareholder proposal is redundant, unnecessary and not in the interests of the Company and its shareholders.

•  The current voting thresholds provide protection for all shareholders against self-interested actions of one or a few large shareholders.

The Board has eliminated all supermajority voting thresholds

A simple majority voting threshold, where only a “majority of the votes cast for and against” is required, is already the voting threshold for nearly all matters voted upon by the Company’s shareholders. There was only one supermajority provision in our governing documents, and after careful consideration of the proposal, the
Board agreed with the proponent that eliminating the supermajority provision from our By-laws was in shareholders’ best interests. That is why the Board recently amended the By-laws to eliminate the supermajority voting provision.

Benefit to shareholders of current voting thresholds

If the proposal were implemented, the only practical effect would be to lower the threshold by which our
By-laws could be amended to a simple majority of the votes cast as opposed to a majority of the shares outstanding. If this were to occur, the By-laws could conceivably be amended by less than half of our outstanding shareholders in situations of low voter turnout or significant abstentions.

For example, if the simple majority voting standard were adopted as proposed and only 50.1% of the shares outstanding are present at an annual or special meeting, shareholders constituting as little as 25.1% of the outstanding voting power—or as few as four of our largest shareholders—could approve significant corporate changes. Rather than protecting shareholders, such a provision allows a small group of shareholders to change the By-laws that apply to all shareholders; the Board does not believe this is an appropriate allocation of power to a group representing less than a majority of our outstanding shares. The Board believes that the current majority of outstanding shares voting standard for the amendment of our By-laws is appropriate, because such fundamental matters should require the support of a broad consensus of the Company’s shareholders, rather than a simple majority of the votes present at a meeting.

68	thermofisher.com 2024 Proxy Statement

Information about stock ownership

Security ownership of certain beneficial owners and management

The following table sets forth, as of March 1, 2024, the beneficial ownership of common stock by (a) each director and nominee for director, (b) each NEO, (c) all current directors and executive officers as a group, and (d) persons known to the Company to be the beneficial owner of more than 5 percent of the Company’s common stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Shares Owned Directly or Indirectly	Common Stock Subject to Options Exercisable on or Prior to April 29, 2024	Restricted Stock Units which vest on or prior to April 29, 2024	Total		Percent of Shares Beneficially Owned

Vanguard Group Inc.	32,977,462	—	—	32,977,462	(2)	8.64%

BlackRock, Inc.	28,329,861	—	—	28,329,861	(3)	7.43%

Lisa P. Britt	14,705	46,717		61,422		*

Marc N. Casper	154,058	437,317	11,119	602,494	(4)(5)	*

Nelson J. Chai	13,517	—	—	13,517		*

Ruby R. Chandy	1,668	—	—	1,668		*

C. Martin Harris	7,737	—	—	7,737		*

Tyler Jacks	7,667	—	—	7,667		*

Jennifer M. Johnson	114	—	—	114	(6)	*

R. Alexandra Keith	1,530	—	—	1,530	(7)	*

Michel Lagarde	10,086	228,016	—	238,102		*

James C. Mullen	2,097	—	—	2,097		*

Gianluca Pettiti	11,474	52,567	—	64,041		*

Lars R. Sørensen	8,959	—	—	8,959		*

Debora L. Spar	815	—	—	815		*

Scott M. Sperling	88,930	—	—	88,930	(8)	*

Dion J. Weisler	5,905	—	—	5,905	(9)	*

Stephen Williamson	38,618	105,053	3,454	147,125	(4)	*

All current directors and executive officers as a group (18 individuals)	379,646	912,600	15,785	1,308,031		*

*	Less than one percent.

(1)

The address of each of the Company’s executive officers and directors is c/o Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, MA 02451. Except as reflected in the footnotes to this table, shares of common stock beneficially owned by executive officers and directors consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.

(2)

This information was obtained from Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, by The Vanguard Group Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, which reported such ownership as of December 29, 2023. The percentage of shares beneficially owned was calculated using the number of shares of common stock outstanding as of March 1, 2024. Vanguard reports sole voting power with respect to 0 shares, shared voting power with respect to 502,965 shares, sole dispositive power with respect to 31,326,761 shares, and shared dispositive power with respect to 1,650,701 shares.

(3)

This information was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 8, 2024, by BlackRock, Inc. (“BlackRock”), 50 Hudson Yards, New York, NY 10001, which reported such ownership as of December 31, 2023. The percentage of shares beneficially owned was calculated using the number of shares of common stock outstanding as of March 1, 2024. BlackRock has sole voting power with respect to 25,498,677 shares, shared voting and dispositive power with respect to 0 shares and sole dispositive power with respect to 28,329,861 shares.

(4)	Includes shares of common stock underlying stock options that are immediately exercisable, and/or restricted stock units that will vest immediately, if the individual retires.

(5)

Includes 43,608 shares held by Floral Park Associates Inc. Excludes 5,000 shares held by Mr. Casper in an irrevocable trust for the benefit of his children, and 11,300 shares held by Mr. Casper’s spouse in a trust for the benefit of her children, in each case, for which Mr. Casper does not have voting or dispositive power.

(6)

Includes 114 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in common stock at the time of distribution (See “Deferred compensation plan for directors” on page 28). These units may not be voted or transferred until they become shares of common stock.

(7)

Includes 723 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in common stock at the time of distribution (See “Deferred compensation plan for directors” on page 28). These units may not be voted or transferred until they become shares of common stock.

(8)

Includes 16,860 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in common stock at the time of distribution (See “Deferred compensation plan for directors” on page 28). These units may not be voted or transferred until they become shares of common stock.

(9)

Includes 2,061 stock-based units accrued under the Directors Deferred Compensation Plan that are payable in common stock at the time of distribution (See “Deferred compensation plan for directors” on page 28). These units may not be voted or transferred until they become shares of common stock.

thermofisher.com 2024 Proxy Statement	69

INFORMATION ABOUT STOCK OWNERSHIP

Equity compensation plan information

The following table provides information as of December 31, 2023, with respect to the common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	(a) Number of shares to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted average exercise price	(c) Number of shares available for future issuance

Equity Compensation Plans Approved By Security Holders	5,324,541	$409.91	27,841,172	(2)

Equity Compensation Plans Not Approved By Security Holders	273,862	$237.81	5,426,562	(3)

Total	5,598,403	$401.30	33,267,734

(1)	Column (a) includes:

	Shares to be issued upon exercise or settlement	Weighted average exercise price

Equity compensation plans approved by security holders

Thermo Fisher Scientific Inc. Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”)

Options	4,707,316	$409.91

Time-based restricted stock units	395,952	Not applicable

Performance-based restricted stock units*	201,515	Not applicable

Common stock-based units accrued under the Directors Deferred Compensation Plan	19,758	Not applicable

Equity compensation plans not approved by security holders

Patheon N.V. 2016 Omnibus Incentive Plan, as amended (the “Patheon Plan”)

Options	164,683	$108.85

PPD, Inc. 2020 Omnibus Incentive Plan (the “PPD Plan”)

Options	83,316	$492.71

Time-based restricted stock units	25,863	Not applicable

*

Includes (i) performance-based restricted stock units granted in 2021 and 2022, in each case, excluding the impact of adjustment based on relative TSR performance and (ii) performance-based restricted stock units granted in 2023 assuming achievement at target, excluding the impact of adjustment based on relative TSR performance.

(2)

Includes (i) 15,889,760 shares that are available under the 2013 Plan, including 7,242,893 securities available for future issuance as awards other than options, common stock-based units accrued under the Directors Deferred Compensation Plan, or stock appreciation rights (e.g., full value shares of restricted stock or restricted stock units) and (ii) 11,951,412 shares that are available under the Thermo Fisher Scientific Inc. 2023 Global Employee Stock Purchase Plan (the “ESPP”).

(3)

Includes (i) 2,840,941 shares that remain available for grants to eligible participants under the Patheon Plan and (ii) 2,585,621 shares that remain available for grants to eligible participants under the PPD Plan. Each of the Patheon Plan and the PPD Plan (together, the “Assumed Plans”) was originally adopted to help align the long-term financial interests of select participants with those of the respective company’s shareholders. In connection with the acquisition of Patheon on August 29, 2017, the Company assumed the Patheon Plan, including awards outstanding at the time of acquisition. In connection with the acquisition of PPD, Inc. on December 8, 2021, the Company assumed the PPD Plan, including awards outstanding at the time of acquisition. Since assuming the Assumed Plans on August 29, 2017, with respect to the Patheon Plan, and December 8, 2021, with respect to the PPD Plan, the Company has not made any new grants of awards under the respective plan, and no new grants of awards will be made in the future under these plans.

Delinquent Section 16(a) Reports

In 2023, Mr. Boxer reported on Form 4 one purchase of 4 shares that was transacted on his behalf by his investment manger in a managed account without his knowledge or approval.

70	thermofisher.com 2024 Proxy Statement

Voting and meeting information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board for use at the 2024 Annual Meeting to be held on Wednesday, May 22, 2024 at 9:00 a.m. (ET) in a virtual meeting format only, via the Internet, at www.virtualshareholdermeeting.com/TMO2024, and any adjournments thereof. This Proxy Statement and proxy card, or voting instruction form, as applicable, were first made available to shareholders of the Company on or about April 9, 2024.

Virtual annual meeting

How do I attend the annual meeting?

•	We will host the 2024 Annual Meeting live online via webcast

•

 You will need the control number included on your proxy card or voting instruction form in order to be able to vote or ask questions during  the meeting.  Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/TMO2024

•	Online check-in will begin at 8:45 a.m. (ET) on May 22, 2024, and you should allow ample time for the online check-in proceedings

•

 We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting  starting at   8:45 a.m. (ET), on May 22, 2024. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting  time, please call the  technical support number that will be posted on the virtual shareholder meeting log in page

Why is the annual meeting a virtual, online meeting?

To facilitate broad shareholder attendance and provide a consistent experience to all shareholders, regardless of location, our 2024 Annual Meeting will be a virtual meeting where shareholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We learned during our virtual annual meetings that this format facilitates shareholder attendance and participation. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as shareholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the meeting, beginning at 8:45 a.m. (ET) on May 22, 2024, you may log into, and ask a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/TMO2024. All questions received from shareholders during the virtual annual meeting will be posted on the Company’s investor relations website at ir.thermofisher.com as soon as practicable following the annual meeting.

Voting information

Who is entitled to vote?

Shareholders of record at the close of business on March 25, 2024 are eligible to vote at the meeting. At the close of business on March 25, 2024, the outstanding voting securities of the Company consisted of 381,713,867 shares of common stock. Each share outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

What is a quorum and a broker non-vote?

The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Votes of shareholders of record present at the meeting in person or by proxy, abstentions, and “broker non-votes” (as defined below) are counted as present or represented at the meeting for the purpose of determining whether a quorum exists. A “broker non-vote” occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter. Shares present virtually during the meeting will be considered shares of common stock represented in person at the meeting.

thermofisher.com 2024 Proxy Statement	71

VOTING AND MEETING INFORMATION

How can I vote before the meeting?

We encourage shareholders to submit their votes in advance of the meeting. To submit your votes by telephone or the Internet, as applicable, follow the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If you received your materials by mail, you can simply complete and return the proxy card or voting instruction form in the envelope provided. If you vote in advance using one of these methods, you are still welcome to virtually attend the meeting and vote your shares online while virtually attending the meeting.

How can I vote at the meeting?

Shareholders who hold shares directly with the Company may virtually attend the meeting and vote their shares online while attending the meeting, or may execute a proxy designating a representative to virtually attend the meeting and vote on their behalf. You will need your control number included on your proxy card in order to be able to vote during the meeting. If you do not hold your shares directly with us and they are instead held for you in a brokerage, bank or other institutional account, you may virtually attend the meeting and vote your shares online while attending the meeting with your control number included on your voting instruction form. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/TMO2024.

What if I want to change my vote?

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by voting your shares online while virtually attending the meeting, by delivering a new proxy or by notifying the Corporate Secretary in writing prior to the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy.

What are the voting standards and Board recommendations?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes

Election of directors	For all nominees	Majority of votes cast	Not counted as votes cast and therefore no effect
Say-on-Pay	For
Auditor ratification	For
Shareholder proposal	Against	Majority of shares outstanding

We have a majority voting standard for director elections. Each director nominee who receives a majority of the votes cast will be elected. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of “For” votes. All other matters are approved if supported by a majority of votes cast.

How will proxies be voted?

Proxies will be voted as you specify or, if you don’t specify, as recommended by the Board. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations.

What happens if other matters are properly presented at the meeting. If any matter not described in this Proxy Statement is properly presented for a vote at the meeting, the persons named on the proxy will vote in accordance with their judgment.

What happens if a director nominee is unable to serve. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If it nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

Is my vote confidential?

Individual votes of shareholders are kept private, except as necessary to meet legal requirements or unless a shareholder makes a written comment on the proxy card, voting instruction card, or otherwise communicates his or her vote to management. Only the independent inspector and certain employees of the Company and its agents have access to proxies and other individual shareholder voting records, and they must comply with this confidentiality policy.

72	thermofisher.com 2024 Proxy Statement

VOTING AND MEETING INFORMATION

What if I am a beneficial owner?

If your shares are held for you in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to the Company. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on the proposal to ratify the selection of PwC as the Company’s independent auditors for 2024. For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the 2024 Annual Meeting using the voting instruction form that the institution provides to you. If you would like to vote your shares online while virtually attending the meeting, you will need your control number included on your voting instruction form. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/TMO2024.

What if I am a participant in the Thermo Fisher Scientific 401(k) retirement plan?

If you hold your shares through the Thermo Fisher Scientific 401(k) Retirement Plan (the “401(k) Plan”), your proxy represents the number of shares in your 401(k) Plan account as of the record date. For those shares in your 401(k) Plan account, your proxy will serve as voting instructions for the trustee of the 401(k) Plan. You may submit your voting instructions by telephone or online, unless you received the hard copies, which can be returned by signing and dating the proxy card to the Company’s tabulation agent in the enclosed, self-addressed envelope for its receipt by 11:59 p.m. ET on Friday, May 17, 2024, or by telephone or over the Internet by 11:59 p.m. ET on Sunday, May 19, 2024, in accordance with the instructions provided on the proxy card.

You may revoke your instructions by executing and returning a later dated proxy card to the Company’s tabulation agent for its receipt by 11:59 p.m. ET on May 17, 2024, or by entering new instructions by telephone or over the Internet by 11:59 p.m. ET on May 19, 2024.

May I see a list of shareholders entitled to vote as of the record date?

A list of registered shareholders as of the close of business on the record date will be available for examination by the shareholders during the ten days prior to the meeting during ordinary business hours at our principal place of business at 168 Third Avenue, Waltham, Massachusetts 02451.

Proxy solicitation and distribution

How are proxies solicited?

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, to solicit proxies from beneficial owners, and we will reimburse these institutions for their reasonable expenses. Morrow Sodali LLC has been retained to assist in soliciting proxies for a fee of $10,000 plus distribution costs and other expenses.

How can I view or request copies of proxy materials?

In accordance with SEC rules, we distribute proxy materials to some of our shareholders over the internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. The notice provides instructions as to how shareholders can access the Proxy Statement and 2023 Annual Report online, contains a listing of matters to be considered at the 2024 Annual Meeting, and sets forth instructions as to how shares can be voted.

How shareholders benefit from e-proxy. This “e-proxy” process expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.

How to obtain a printed copy of our proxy materials. If you received a notice and would like us to send you a printed copy of our proxy materials, please contact us at the following address or telephone number: Investor Relations Department, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451, telephone: 781-622-1111.

thermofisher.com 2024 Proxy Statement	73

VOTING AND MEETING INFORMATION

How will documents be delivered to beneficial owners who share an address?

If you are the beneficial owner, but not the record holder, of shares of Thermo Fisher stock, and you share an address with other beneficial owners, your broker, bank or other institution is permitted to deliver a single copy of this Proxy Statement and our 2023 Annual Report for all shareholders at your address (unless one of them has already asked the nominee for separate copies).

To receive separate copies. To request an individual copy of this Proxy Statement and our 2023 Annual Report, or the materials for future meetings, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at Investor Relations Department, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451, telephone: 781-622-1111. We will promptly deliver them to you.

To stop receiving separate copies. If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution where you hold your shares.

Submitting 2025 proposals

	Proposals for inclusion in 2025 Proxy Statement	Director nominees for inclusion in 2025 Proxy Statement (proxy access)	Universal proxy rules	Other proposals to be presented at 2025 Annual Meeting

Type of proposal	SEC rules permit shareholders to submit proposals (other than with respect to director nominations) in our Proxy Statement by satisfying the requirements specified in SEC Rule 14a-8	A shareholder, or a group of up to 20 shareholders, continuously owning for 3 years at least 3% of our outstanding common stock, may nominate and include in our proxy materials qualifying director nominees up to the greater of 2 nominees or 20% of the number of directors currently serving, if the shareholder(s) and nominee(s) satisfy the By-law requirements	SEC rules permit shareholders to solicit proxies in support of director nominees other than our nominees by satisfying the requirements specified in SEC Rule 14a-19 and our By-laws	Proposals not otherwise covered in this table, such as proposals that will be presented at the 2025 Annual Meeting but not included in our 2025 Proxy Statement

When proposal must be received by Thermo Fisher	No later than 5:00 p.m. (ET) on December 10, 2024	No earlier than December 23, 2024, and no later than January 22, 2025	No earlier than January 24, 2025, and no later than February 8, 2025	No earlier than January 24, 2025, and no later than February 8, 2025

Where to send	By email: shareholderproposals@thermofisher.com By mail: Thermo Fisher Scientific Inc., Attn: Corporate Secretary, 168 Third Avenue, Waltham MA 02451

What to include	The information required by SEC Rule 14a-8	The information required by our By-laws	The information required by SEC Rule 14a-19 and our By-laws	The information required by our By-laws

74	thermofisher.com 2024 Proxy Statement

Appendix A

Reconciliation of GAAP to non-GAAP financial measures

In this Proxy Statement, the Company presents certain financial measures that are not prepared in accordance with generally accepted accounting principles. The definitions of these non-GAAP measures, and reconciliations to the most directly comparable historical GAAP measures, are below. See note (g).

(Dollars in millions except per share amounts)	2023	2022	2013

Organic revenue growth

Revenue growth	(5)%

Impact of acquisitions	1%

Impact of currency translation	—%

Organic revenue growth (non-GAAP measure)*	(5)%

* Results may not sum due to rounding.

Reconciliation of adjusted net income

GAAP net income attributable to Thermo Fisher Scientific Inc.	$5,995	$6,950

Cost of revenues adjustments(a)	95	46

Selling, general and administrative expenses adjustments(b)	59	37

Restructuring and other costs(c)	459	114

Amortization of acquisition-related intangible assets	2,338	2,395

Other income/expense adjustments(d)	50	117

Provision for income taxes adjustments(e)	(645)	(672)

Equity in earnings/losses of unconsolidated entities	59	172

Noncontrolling interests adjustments(f)	(46)	—

Adjusted net income (non-GAAP measure)	$8,364	$9,159

Reconciliation of adjusted earnings per share

GAAP diluted earnings per share (EPS) attributable to Thermo Fisher Scientific Inc.	$15.45	$17.63	$3.48

Cost of revenues adjustments(a)	0.24	0.12	0.08

Selling, general and administrative expenses adjustments(b)	0.15	0.09	0.20

Restructuring and other costs(c)	1.18	0.29	0.21

Amortization of acquisition-related intangible assets	6.03	6.07	2.09

Other income/expense adjustments(d)	0.13	0.30	0.16

Provision for income taxes adjustments(e)	(1.66)	(1.70)	(0.82)

Loss from discontinued operations	—	—	0.02

Equity in earnings/losses of unconsolidated entities	0.15	0.44	(0.02)

Noncontrolling interests adjustments(f)	(0.12)	—	—

Adjusted EPS (non-GAAP measure)	$21.55	$23.24	$5.40

Reconciliation of free cash flow

GAAP net cash provided by operating activities	$8,406	$9,154	$2,083

Net cash used in discontinued operations	—	—	5

Purchases of property, plant and equipment	(1,479)	(2,243)	(283)

Proceeds from sale of property, plant and equipment	87	24	21

Free cash flow (non-GAAP measure)	$7,014	$6,935	$1,826

thermofisher.com 2024 Proxy Statement	75

APPENDIX A

(a)

Adjusted results exclude charges for the sale of inventories revalued at the date of acquisition. Adjusted results in 2023 and 2022 also exclude $33 million and $27 million, respectively, of charges for inventory write-downs associated with large-scale abandonment of product lines. Adjusted results in 2023 and 2013 exclude $13 million and $5 million, respectively, of accelerated depreciation on manufacturing assets to be abandoned as a result of real estate consolidation.

(b)

Adjusted results exclude certain third-party expenses, principally transaction/integration costs related to recent acquisitions, charges/credits for changes in estimates of contingent acquisition consideration, and charges associated with product liability litigation.

(c)

Adjusted results exclude restructuring and other costs consisting principally of severance, impairments of long-lived assets, charges for environmental-related matters, abandoned facility and other expenses of headcount reductions and real estate consolidations. Adjusted results in 2023 also exclude $26 million of contract termination costs associated with facility closures, $19 million of net charges for pre-acquisition litigation and other matters and $11 million of gains on the sale of real estate. Adjusted results in 2022 also exclude $14 million of gain on the sale of intellectual property.

(d)

Adjusted results exclude net gains/losses on investments. Adjusted results in 2022 also exclude $67 million of net gains on derivative instruments to address certain foreign currency risks and $26 million of losses on the early extinguishment of debt. Adjusted results in 2013 also exclude $74 million of charges related to fees paid to obtain bridge financing commitments for acquisitions.

(e)

Adjusted results exclude incremental tax impacts for the reconciling items between GAAP and adjusted net income, incremental tax impacts as a result of tax rate/law changes and the tax impacts from audit settlements (including a $658 million benefit from an audit settlement in 2022). Adjusted results in 2023 also exclude $14 million of charges for pre-acquisition matters. Adjusted results in 2022 also exclude a $423 million charge for the impact of deferred tax realizability assessments as a result of audit settlements.

(f)	Adjusted results exclude the incremental impacts for the reconciling items between GAAP and adjusted net income attributable to noncontrolling interests.

(g)

In addition to the financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures such as organic revenue, which is reported revenue, excluding the impacts of revenues from acquired/divested businesses and the effects of currency translation, and organic revenue growth, which is reported revenue growth, excluding the impacts of revenues from acquired businesses and the effects of currency translation. We use and report these measures because Thermo Fisher management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of acquisitions/divestitures and/or foreign currency translation on revenues. Thermo Fisher management uses these measures to forecast and evaluate the operational performance of the company as well as to compare revenues of current periods to prior periods.

We use adjusted net income and adjusted EPS. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s core operating performance, especially when comparing such results to previous periods, forecasts, and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes. To calculate these measures we exclude, as applicable:

•

Certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition, significant transaction/acquisition-related costs, including changes in estimates of contingent acquisition-related consideration, and other costs associated with obtaining short-term financing commitments for pending/recent acquisitions. We exclude these costs because we do not believe they are indicative of our normal operating costs.

•

Costs/income associated with restructuring activities and large-scale abandonments of product lines, such as reducing overhead and consolidating facilities. We exclude these costs because we believe that the costs related to restructuring activities and large-scale abandonments of product lines are not indicative of our normal operating costs.

•

Discontinued operations; equity in earnings/losses of unconsolidated entities; impairments of long-lived assets; and certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, including gains/losses on investments, the sale of businesses, product lines, and real estate, significant litigation-related matters, curtailments/settlements of pension plans, and the early retirement of debt. We exclude these items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

•

The expense associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

•

The noncontrolling interest and tax impacts of the above items and the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate/law changes), the latter of which we exclude because they are outside of our normal operations and difficult to forecast accurately for future periods.

Specifically, adjusted net income is earnings before certain charges/credits to cost of revenues and selling, general and administrative expenses, principally associated with acquisition-related activities; restructuring and other costs/income including costs arising from facility consolidations such as severance and abandoned lease expense and gains and losses from the sale of real estate and product lines; amortization of acquisition-related intangible assets; other gains and losses that are either isolated or cannot be expected to occur again with any predictability; tax provisions/benefits related to the previous items and the impact of significant tax audits or events; and equity in earnings/losses of unconsolidated entities. Adjusted EPS is adjusted net income per diluted share.

We use free cash flow, which is operating cash flow from continuing operations excluding net capital expenditures, to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. The company also uses this measure as an indication of the strength of the company. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.

The non-GAAP financial measures of Thermo Fisher Scientific’s results of operations and cash flows included above are not meant to be considered superior to or a substitute for Thermo Fisher Scientific’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the tables above.

76	thermofisher.com 2024 Proxy Statement

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Thermo Fisher SCIENTIFIC

THERMO FISHER SCIENTIFIC INC. 168 THIRD AVENUE WALTHAM, MA 02451 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TMO2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V29214-P05305 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THERMO FISHER SCIENTIFIC INC. The Board of Directors recommends you vote "FOR" Nominees 1a through 1k: 1. Election of Directors For Against Abstain Nominees: 1a. Marc N. Casper 1b. Nelson J. Chai 1c. Ruby R. Chandy 1d. C. Martin Harris 1e. Tyler Jacks 1f. Jennifer M. Johnson 1g. R. Alexandra Keith 1h. James C. Mullen 1i. Debora L. Spar 1j. Scott M. Sperling 1k. Dion J. Weisler The Board of Directors recommends you vote "FOR" proposals 2 and 3: For Against Abstain 2. An advisory vote to approve named executive officer compensation. 3. Ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2024. The proposal Board 4: of Directors recommends you vote "AGAINST" For Against Abstain 4. Shareholder Proposal: Simple Majority Vote. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com. THERMO FISHER SCIENTIFIC INC. This proxy is solicited by the Board of Directors ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON MAY 22, 2024 The undersigned hereby appoints Marc N. Casper and Stephen Williamson, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Thermo Fisher Scientific Inc. held of record by the undersigned on March 25, 2024, at the Annual Meeting of the Shareholders to be held virtually at www.virtualshareholdermeeting.com/TMO2024, on Wednesday, May 22, 2024 at 9:00 a.m. (Eastern Time), and at any adjournments thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting. The Proxy will be voted as specified, or if no choice is specified, "FOR" the election of each of the nominees for director, "FOR" the approval of an advisory vote on our named executive officer compensation, "FOR" ratification of the selection of independent auditors, "AGAINST" the shareholder proposal to adopt a simple majority vote, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side